Exhibit 2.1

 AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF JUNE 8, 2016

BY AND BETWEEN

FARMERS & MERCHANTS BANCORP

AND

DELTA NATIONAL BANCORP

ARTICLE I CERTAIN DEFINITIONS		1
1.01	Certain Definitions	1
1.02	Rules of Construction	9
ARTICLE II THE MERGER		9
2.01	The Merger.	9
2.02	Effective Date and Effective Time; Closing.	10
2.03	Bank Merger	10
ARTICLE III CONSIDERATION AND EXCHANGE PROCEDURES		11
3.01	Conversion of Shares	11
3.02	Exchange Procedures.	11
3.03	Rights as Shareholders	13
3.04	No Fractional Shares	13
3.05	Dissenting Shares	13
3.06	Anti-Dilution Provisions	14
3.07	Withholding Rights	14
ARTICLE IV ACTIONS PENDING ACQUISITION		14
4.01	Forbearances of DELTA	14
4.02	Forbearances of F&M	18
ARTICLE V REPRESENTATIONS AND WARRANTIES		19
5.01	Disclosure Schedules	19
5.02	Standard	19
5.03	Representations and Warranties of DELTA	19
5.04	Representations and Warranties of F&M	41
ARTICLE VI COVENANTS		46
6.01	Reasonable Best Efforts	46
6.02	Shareholder Approval.	46
6.03	Registration Statement.	47
6.04	Regulatory Filings.	49
6.05	Press Releases	49
6.06	Access; Information.	49
6.07	Acquisition Proposals.	51
6.08	Certain Policies	52
6.09	Consulting Agreements	52
6.10	Indemnification by F&M.	52
6.11	Benefit Plans and Employee Matters.	54
6.12	Notification of Certain Matters	56
6.13	Antitakeover Statutes	56
6.14	Consents	56
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		56
7.01	Conditions to Each Party’s Obligation to Effect the Merger	56
7.02	Conditions to Obligation of DELTA	57
7.03	Conditions to Obligation of F&M	58
ARTICLE VIII TERMINATION		59
8.01	Termination	59
8.02	Effect of Termination and Abandonment.	61
ARTICLE IX MISCELLANEOUS		62

i

TABLE OF CONTENTS
(Continued)

ii

AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 8, 2016, is made and entered into by and between Farmers & Merchants Bancorp (“F&M”) and Delta National Bancorp (“DELTA”) with reference to the following recitals:

RECITALS

A.        DELTA.  DELTA is a California corporation, having its principal place of business in Manteca, California.

B.         F&M.  F&M is a Delaware corporation, having its principal place of business in Lodi, California.

C.         Intention of the Parties.  It is the intention of the parties to this Agreement that the Merger (as defined herein) provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder (the “Code”).

D.         Board Action.  The respective Boards of Directors of each of F&M and DELTA have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger.

E.         Shareholder Agreements.  As a material inducement to F&M to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the “Shareholder Agreements”), and each Preferred Shareholder (as defined herein) is entering into an agreement, in the form of Annex B hereto (collectively, the “Preferred Shareholder Agreements”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01     Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.07.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

“Agreement” means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

“Bank Merger” has the meaning set forth in Section 2.03.

“Bank Merger Agreement” means the Bank Merger Agreement by and between F&M Bank and DELTA Bank, the form of which is attached hereto as Annex D, as amended or modified from time to time in accordance with its provisions.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“Certificate” means any certificate which immediately prior to the Effective Time represented either shares of DELTA Common Stock or DELTA Preferred Stock, as the case may be.

“Certificate of Merger” has the meaning set forth in Section 2.02(a).

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

 “Change in Recommendation” has the meaning set forth in Section 6.02(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” has the meaning set forth in the preamble to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(c).

“Consulting Agreements” mean the consulting agreements substantially in the forms of Annex E hereto.

“Damages” has the meaning set forth in Section 6.11

“DBO” means the California Department of Business Oversight – Division of Financial Institutions.

“DELTA” has the meaning set forth in the preamble to this Agreement.

“DELTA Articles” means the Articles of Incorporation of DELTA, as amended

“DELTA Bank” means Delta Bank, National Association, a national banking association chartered under the laws of the United States and a wholly-owned subsidiary of DELTA.

“DELTA Board” means the Board of Directors of DELTA.

“DELTA Bylaws” means the By-Laws of DELTA, as amended.

“DELTA Common Stock” means the common stock, no par value per share, of DELTA.

“DELTA Financial Statements” means (i) the audited consolidated balance sheets and audited consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years ended December 31, 2013, 2014 and 2015 and (ii) the unaudited consolidated balance sheets and unaudited consolidated statements of income and changes in shareholders’ equity for the monthly, quarterly and annual periods ended subsequent to December 31, 2015.  The unaudited DELTA Financial Statements (i) to be included in the Registration Statement shall be reviewed by DELTA’s independent certified public accountant and (ii) to be delivered for the month end prior to the Closing shall be compiled by DELTA’s independent certified public accountant.

“DELTA Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes DELTA and its Subsidiaries or any predecessor of or any successor to DELTA (or to another such predecessor or successor).

“DELTA IT Systems” has the meaning set forth in Section 5.03(t)(iii).

“DELTA Loan Property” has the meaning set forth in Section 5.03(o).

“DELTA Meeting” has the meaning set forth in Section 6.02(a).

“DELTA NQDP” has the meaning set forth in Section 5.03(m)(x).

“DELTA Plans” has the meaning set forth in Section 6.12(c).

“DELTA Preferred Stock” means the 5.5% Non-Cumulative Perpetual Preferred Stock of DELTA.

“Derivatives Contract” has the meaning set forth in Section 5.03(q)(ii).

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” has the meaning set forth in Section 3.05.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (a) an Equity Security; and (b) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(b).

 “F&M” has the meaning set forth in the preamble to this Agreement.

“F&M Bank” means Farmers & Merchants Bank of Central California, a California state chartered bank and a wholly-owned subsidiary of F&M.

“F&M Bank Articles” means the Articles of Incorporation of F&M Bank, as amended.

“F&M Bank Board” means the Board of Directors of F&M Bank.

“F&M Bank Bylaws” means the Bylaws of F&M Bank, as amended.

“F&M Benefit Plans” has the meaning set forth in Section 6.12(a).

“F&M Board” means the Board of Directors of the F&M.

“F&M Bylaws” means the Bylaws of F&M, as amended.

“F&M Certificate” means the Amended and Restated Certificate of Incorporation of F&M.

“F&M Common Stock” means the common stock, $0.01 par value per share, of F&M.

“F&M Preferred Stock” means the preferred stock, no par value per share, of F&M.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.10(a).

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Knowledge” means facts and other information which, as of the date hereof, the chairman of the board, any board member, the chief executive officer, president, executive vice president, chief financial officer, chief operating officer and chief credit officer (and any officer superior to any of the foregoing) of a party or any Subsidiary of such party actually knows after due inquiry.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.01(s).

“Material Adverse Effect” means, with respect to F&M or DELTA, any effect that (i) is material and adverse to the financial condition, results of operations or business of F&M and its Subsidiaries taken as a whole or DELTA and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of F&M and its Subsidiaries or DELTA and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in laws or regulation of general applicability to banks, savings institutions and their holding companies generally or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally, (c) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political conditions or market conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally, (e) the public announcement or pendency of the Transaction, including the impact of the Transaction on relationships with customers or employees, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, and (g)  with respect to DELTA, the effects of any action or omission taken with the prior consent of F&M or as otherwise required by this Agreement, provided that the effect of such changes described in clauses (a), (b), (c) and (d) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on F&M and its Subsidiaries as a whole on the one hand or DELTA and its Subsidiaries on the other hand, as measured relative to similarly situated companies in the banking industry.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

 “Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means as it relates to the holders of (i) DELTA Common Stock up to an aggregate of 12,074 whole shares of F&M Common Stock plus cash in lieu of any fractional share interest and (ii) DELTA Preferred Stock – $2,181,000 in cash.

“Merger Related Expenses” means all costs, fees and expenses incurred or to be incurred by DELTA and its Subsidiaries in connection with this Agreement and the Transaction up to and including the Closing of the Transaction, including but not limited to change-in-control payments, any contractual termination costs incurred in connection with the Transaction (including data processing), employee severance, retention, D&O tail insurance and the fees and expenses of their attorneys, accountants, investment bankers and other advisors, as disclosed in Section 9.05 of DELTA’s Disclosure Schedule.

“Merger Related Expense Cap” means $1,500,000.

“Minimum Tangible Equity Amount”  has the meaning set forth in Section 7.03(e).

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OCC” means the Office of the Comptroller of the Currency.

“OREO” means other real estate owned.

“PBGC” has the meaning set forth in Section 5.03(m)(iv).

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used and information disclosed or listed in all other sections of its Disclosure Schedule to the extent it is reasonably apparent that such disclosure is applicable to such other sections of its Disclosure Schedule.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Post-Closing Shareholder Agreement” means a Post-Closing Shareholder Agreement substantially in the form of Annex F hereto.

“Preferred Shareholder” means each of Valerie Rossi and Toinette Rossi.

“Preferred Shareholder Agreement” has the meaning set forth in the recitals to this Agreement.

“Representatives” has the meaning set forth in Section 6.07(a).

“Retiree Welfare Plan” means any Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Section 5.04(g)(i).

“Shareholders” means each of the directors of DELTA and each of the officers of DELTA Bank with the title of Senior Vice President or above (irrespective of whether or not such Person is an actual shareholder of DELTA).

“Shareholder Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.07(a).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tangible Equity” means DELTA’s total shareholders’ equity, including preferred equity, (i) excluding intangible assets, (ii) excluding accumulated other comprehensive income or loss, (iii) adding back any Merger Related Expenses  paid or accrued by DELTA prior to the Closing Date; provided, however, that any amount in excess of the  Merger Related Expense Cap shall not be added back and provided, further, that, if the amount of Merger Related Expenses is less than the Merger Related Expense Cap, such difference shall be added to total shareholders’ equity up to a maximum of $150,000, (iv) adding back purchase accounting marks resulting from the Transaction to the extent that they are reflected in DELTA’s total shareholders’ equity and (v)  adding back any provisions, accruals, expenses, losses or disposals taken by DELTA with the written permission of, or at the written request of F&M; provided that “total shareholders’ equity,” “intangible assets” and “accumulated other comprehensive income or loss” shall each be calculated in accordance with GAAP and the DELTA Financial Statements.

“Tangible Equity Shortfall” has the meaning set forth in Section 9.05.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Third Party Claim” means any legal proceeding by a Person not a party to this Agreement and not an Affiliate of one of the parties to this Agreement.

“Transaction” means the Merger, the Bank Merger and any other transactions contemplated by this Agreement.

“Treasury Regulations” has the meaning set forth in Section 5.03(p)(xv).

1.02     Rules of Construction.  Unless the context otherwise specifies and requires, each of the terms defined in this Article 1 shall, for all purposes of this Agreement, have the meaning set forth herein and be equally applicable to both the singular and the plural forms and to the masculine and the feminine forms of the terms defined.

ARTICLE II

THE MERGER

2.01     The Merger.

(a)        The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, DELTA shall merge with and into F&M (the “Merger”) in accordance with the applicable provisions of the DGCL and the CGCL, the separate corporate existence of DELTA shall cease and F&M shall survive and continue to exist as a corporation incorporated under the DGCL (F&M, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation”).

(b)        Name.  The name of the Surviving Corporation shall be “Farmers & Merchants Bancorp.”

(c)        Certificate and Bylaws.  The certificate of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the F&M Certificate and the F&M Bylaws as in effect immediately prior to the Merger.

(d)       Directors and Executive Officers of the Surviving Corporation.  The directors of the Surviving Corporation immediately after the Merger shall be the directors of F&M immediately prior to the Merger.  The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of F&M immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

(e)        Authorized Capital Stock.  The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the F&M Certificate immediately prior to the Merger.

(f)         Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in accordance with the DGCL and CGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of DELTA shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of DELTA shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(g)        Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties or assets of DELTA acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, DELTA, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02     Effective Date and Effective Time; Closing.

(a)        Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on (i) a date mutually selected by F&M and DELTA after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing.  The parties shall cause a copy of the Certificate of Merger certified by the Secretary of State of the State of Delaware to be filed with the Secretary of State of the State of California immediately following the receipt of such certified copy from the Secretary of State of the State of Delaware.  The Merger provided for herein shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later time as specified in the Certificate of Merger.  The date of such filing with the Secretary of State of the State of Delaware is herein called the “Effective Date.”  The “Effective Time” of the Merger shall be the time of such filing or as set forth in such filing.

(b)        A closing (the “Closing”) shall take place remotely immediately prior to the Effective Time by exchange of PDF documents, or at such other place and in such other manner, including the electronic delivery of documents, and on such other date as the parties may mutually agree in writing (such date, the “Closing Date”).  At the Closing, there shall be delivered to F&M and DELTA the certificates and other documents required to be delivered under Article VII hereof.

2.03    Bank Merger.  As soon as practicable after the execution of this Agreement, or on such later date as F&M shall specify, F&M and DELTA shall cause F&M Bank and DELTA Bank, respectively, to enter into the Bank Merger Agreement, which provides for the merger of DELTA Bank with and into F&M Bank (the “Bank Merger”) immediately after the Effective Time in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement. The Bank Merger Agreement provides that the directors of F&M Bank upon consummation of the Bank Merger shall be the directors of F&M Bank upon consummation of the Bank Merger.

ARTICLE III

CONSIDERATION AND EXCHANGE PROCEDURES

3.01     Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of DELTA Common Stock or a holder of shares of DELTA Preferred Stock:

(a)        F&M Common Stock.  Each share of F&M Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)        DELTA Common Stock.  Subject to Sections 3.02, 3.05, 3.06, 3.07 and 9.05, each share of DELTA Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive 0.031748 shares of F&M Common Stock (the “Exchange Ratio”).

(c)        DELTA Preferred Stock.  Subject to Section 3.02, each share of DELTA Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into, and shall be canceled in exchange for, the right to receive cash of $19.827 per share of DELTA Preferred Stock without further interest or dividend.

3.02     Exchange Procedures.

(a)        Mailing of Transmittal Material.  Provided that DELTA has delivered, or caused to be delivered, to Computershare, Inc. (the “Exchange Agent”) all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly following the Effective Date but in no event later than three (3) Business Days following the Effective Date, mail or make available to each holder of record of DELTA Common and Preferred Stock, a notice and a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate(s) in exchange for the Merger Consideration to which such holder may be entitled pursuant to Section 3.01 hereof deliverable in respect thereof pursuant to this Agreement.  A letter of transmittal will be properly completed only if accompanied by Certificate or Certificates representing all shares of DELTA Common or Preferred Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.02.

(b)        F&M Deliveries.  At the Effective Time, for the benefit of the holders of DELTA Common and Preferred Stock, F&M shall deliver to the Exchange Agent (i) certificates, or at F&M’s option, evidence of shares in book entry form, representing the number of shares of F&M Common Stock issuable to the holders of DELTA Common Stock as provided in Section 3.01(b), (ii) $2,181,000 in cash to be paid to the holders of DELTA Preferred Stock pursuant to Section 3.01(c) and (iii) sufficient estimated cash and shares of F&M Common Stock to be paid or delivered to the holders of DELTA Common Stock as provided for in Sections 3.04, 3.05 and 3.08.  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of F&M Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c)       Exchange Agent Deliveries.

(i)         Each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to (A) in the case of a share of DELTA Common Stock, evidence of issuance in book entry form, or upon written request of such holder a certificate or certificates representing, the number of whole shares of F&M Common Stock into which the aggregate number of shares of DELTA Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to F&M Common Stock issuable in the Merger, in each case, without interest and (B) in the case of a share of DELTA Preferred Stock, cash as provided in Section 3.01(c) without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices which exchange shall occur by no later than three (3) Business Days following the date the Exchange Agent accepts a surrendered Certificate.

(ii)        Each outstanding Certificate which prior to the Effective Time represented DELTA Common or Preferred Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the Merger Consideration into which such DELTA Common or Preferred Stock shall have been converted.  After the Effective Time, there shall be no further transfer on the records of DELTA of Certificates representing shares of DELTA Common or Preferred Stock and, if such Certificates are presented to DELTA for transfer, they shall be cancelled against delivery of the Merger Consideration as hereinabove provided.  No dividends which have been declared will be remitted to any Person entitled to receive shares of F&M Common Stock under Section 3.01 until such Person surrenders the Certificate or Certificates representing DELTA Common Stock, at which time such dividends shall be remitted to such Person, without interest.

(d)      Lost or Destroyed Certificates; Issuances of F&M Common Stock in New Names.  The Exchange Agent and F&M, as the case may be, shall not be obligated to deliver the Merger Consideration to which a holder of DELTA Common or Preferred Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of DELTA Common or Preferred Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and a bond in an amount as may be reasonably required in each case by F&M. If any certificates evidencing shares of F&M Common Stock are to be issued in a name other than that in which the Certificate evidencing DELTA Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of F&M Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)       Unclaimed Merger Consideration.  Any portion of the Merger Consideration delivered to the Exchange Agent by F&M pursuant to Section 3.02(b) that remains unclaimed by the shareholders of DELTA for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to F&M.  Any shareholders of DELTA who have not theretofore complied with Section 3.02(c) shall thereafter look only to F&M for the consideration deliverable in respect of each share of DELTA Common or Preferred Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon.  Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  F&M and the Exchange Agent shall be entitled to rely upon the stock transfer books of DELTA to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, F&M and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and paid for out of the consideration deposited in such escrow account and thereafter be relieved with respect to any claims thereto.

3.03     Rights as Shareholders.  At the Effective Time, holders of DELTA Common and Preferred Stock shall cease to be, and shall have no rights as, shareholders of DELTA other than to receive the consideration provided under this Article III.

3.04     No Fractional Shares.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of F&M Common Stock shall be issued in the Merger.   Each holder of DELTA Common Stock who otherwise would have been entitled to a fraction of a share of F&M Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $545.00, rounded to the nearest whole cent. No holder of DELTA Common Stock who otherwise would have been entitled to a fraction of a share of F&M Common Stock shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.05     Dissenting Shares.  Each outstanding share of DELTA Common Stock the holder of which has perfected his right to dissent pursuant to Chapter 13 of the CGCL, including making a demand of DELTA to purchase his shares pursuant to Section 1301 of Chapter 13 of the CGCL and submitting his shares for endorsement pursuant to Section 1302 of Chapter 13 of the CGCL, and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the CGCL. DELTA shall give F&M prompt notice upon receipt by DELTA of any such written demands for payment of the fair value of such shares of DELTA Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the CGCL.  If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.  Any payments made in respect of Dissenting Shares shall be made by F&M or the Surviving Corporation within the time period set forth in the CGCL.

3.06     Anti-Dilution Provisions.  If, between the date hereof and the Effective Time, the shares of F&M Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend or any special cash dividend thereon shall be declared with a record date within said period, the Merger Consideration shall be adjusted accordingly; provided that an offering or sale of F&M Common Stock for a price equal to or greater than $545 per share shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the F&M Common Stock.

3.07     Withholding Rights.  F&M (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of DELTA Common or Preferred Stock such amounts as F&M is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment.  Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of DELTA Common or Preferred Stock in respect of which such deduction and withholding was made by F&M.

3.08     Reservation of Shares.  Prior to the Closing, the F&M Board shall reserve for issuance a sufficient number of shares of F&M Common Stock for the purpose of issuing its shares in exchange for shares of DELTA Common Stock in the Merger.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01     Forbearances of DELTA.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of F&M which consent shall not be unreasonably withheld, conditioned or delayed, DELTA will not, and will cause each of its Subsidiaries not to:

(a)        Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and F&M the goodwill of the customers of DELTA and its Subsidiaries and others with whom business relations exist.

(b)        Capital Stock.  Other than pursuant to Rights set forth on Section 4.01(b) of DELTA’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c)        Dividends; Reclassifications; Etc.

(i)          Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of DELTA Common or Preferred Stock.

(ii)         Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of DELTA Common or Preferred Stock.

(d)       Compensation; Employment Agreements; Etc.  Except as set forth on Schedule 4.01(d) of DELTA’s Disclosure Schedule, enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director or senior officer of DELTA or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law.

(e)        Hiring.  Hire any person as a senior officer of DELTA or any of its Subsidiaries or promote any employee to a senior officer position, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(e) of DELTA’s Disclosure Schedule (ii) persons hired to fill any senior officer vacancies arising after the date hereof whose employment is terminable at the will of DELTA or a Subsidiary of DELTA and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof.  In addition, subject to the provisions of Section 4.01(d) and this Section 4.01(e) hereof, DELTA will ensure that the total number of full time employees remains at or below the number as employed as of the date of this Agreement.

(f)         Benefit Plans.  Enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable law, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(f) of DELTA’s Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of DELTA or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g)       Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, including OREO.

(h)       Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other entity.

(i)         Capital Expenditures.  Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $10,000 individually or $40,000 in the aggregate.

(j)         Governing Documents.  Amend the DELTA Articles, the DELTA Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of DELTA.

(k)       Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP or at the request of F&M, the FDIC, the FRB, the OCC or any other Governmental Authority.

(l)         Contracts.  Except as otherwise permitted under Section 4.01 hereof, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m)       Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which DELTA or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by DELTA or any of its Subsidiaries of an amount which exceeds $15,000 and/or would impose any material restriction on the business of DELTA or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to DELTA and its Subsidiaries taken as a whole.

(n)       Banking Operations.  Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o)       Marketing.  Except as set forth on Schedule 4.01(o) of DELTA’s Disclosure Schedule, introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to F&M prior to the date hereof).

(p)       Derivatives Contracts.  Enter into any Derivatives Contract.

(q)        Indebtedness.  Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within 7 days and that have no put or call features and securities sold under agreements to repurchase that mature within 7 days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r)        Investment Securities.  (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment or (ii) dispose of any debt security or Equity Investment.

(s)        Loans.  (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”) in excess of $250,000 individually; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the amount set forth in clause (i) above; (iii) enter into any Loan securitization or create any special purpose funding entity; or (iv) enter into any Loan participation agreement or arrangement; provided, however, that notwithstanding anything in this Agreement to the contrary, the consent of F&M  to DELTA making, renewing, or otherwise modifying any Loans in excess of $250,000 individually shall be deemed granted if, within three (3) Business Days of written notice delivered to F&M’s Executive Vice President and Chief Credit Officer or his designee, notice of objection is not received by DELTA.  Notwithstanding the $250,000 limit in clause (i) above, DELTA represents that all loans made, renewed or modified will be consistent with past practices, and will occur only in the ordinary course of business.

(t)        Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice). Notwithstanding the foregoing, DELTA may make investments up to $10,000 in its OREO properties to help facilitate the sales and disposals of said OREO properties.

(u)       Tax Elections.  Make or change any Tax election, settle or compromise any Tax liability of DELTA or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of Taxes of DELTA or any of its Subsidiaries (or the assets and liabilities of DELTA or any of its Subsidiaries), enter into any closing agreement with respect to any amount of Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(v)       Antitakeover Statutes.  Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than F&M or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(w)       Transactions with Insiders.  Make or propose to make any loan to or enter into any transaction with any of the respective directors or executive officers of DELTA, any of its Subsidiaries, or any Affiliate thereof.

(x)        Adverse Actions.  Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation, or (v) a material delay in the ability of F&M or DELTA to perform any of their obligations under this Agreement on a timely basis.

(y)        Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02     Forbearances of F&M.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of DELTA, which consent shall not be unreasonably withheld, conditioned or delayed, F&M will not, and will cause each of its Subsidiaries not to:

(a)        Adverse Actions.  Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation, or (v) a material delay in the ability of F&M or DELTA to perform any of their obligations under this Agreement on a timely basis.

(b)        Offer, Sale and Issuance of F&M Common Stock.Announce or commence any public or private offer of F&M Common Stock for sale, consummate the public or private sale of any F&M Common Stock, agree or enter into any agreement relating to, or consummate a business combination transaction involving the issuance of F&M Common Stock, in each case where the offering price per share of F&M Common Stock or the value of the F&M Common Stock involved or the business combination transaction is less than $545.00 per share.

(c)        Special Cash Dividends.Declare, set aside or pay any special cash dividends on the F&M Common Stock other than those customarily paid in like kind and amount, excluding any increases in its normal semi-annual dividend policy.

(d)        Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01     Disclosure Schedules.  On or prior to the date hereof, F&M has delivered to DELTA a schedule and DELTA has delivered to F&M a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Articles IV or VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02     Standard.  Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of DELTA on the one hand or F&M on the other hand contained in Sections 5.03 or 5.04, respectively, other than the representations of DELTA contained in Sections 5.03(b) and 5.03(m)(vi), which shall be true in all respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03     Representations and Warranties of DELTA.  Subject to Sections 5.01 and 5.02, DELTA hereby represents and warrants to F&M:

(a)        Organization, Standing and Authority.  DELTA is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  DELTA is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on DELTA.  DELTA has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.  The copies of the DELTA Articles and DELTA Bylaws which have previously been made available to F&M are true, complete and correct copies of such documents as in effect on the date of this Agreement.  The minute books of DELTA and each of its Subsidiaries previously made available to F&M contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

(b)       DELTA Capital Stock.  The authorized capital stock of DELTA consists solely of 5,000,000 shares of DELTA Common Stock, of which 380,303 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of DELTA Preferred Stock, of which 110,000 shares of DELTA Preferred Stock are issued and outstanding as of the date hereof.  As of the date hereof, no shares of DELTA Common Stock were held in treasury by DELTA or otherwise directly or indirectly owned by DELTA.  The outstanding shares of DELTA Common Stock and DELTA Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of DELTA Common Stock or DELTA Preferred Stock have been issued in violation of the preemptive rights of any Person.  There are no shares of DELTA Common Stock reserved for issuance, DELTA does not have any Rights issued or outstanding with respect to DELTA Common Stock and DELTA does not have any commitment to authorize, issue or sell any DELTA Common Stock or Rights.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of DELTA may vote are outstanding.

(c)        Subsidiaries.

(i)          (A) Section 5.03(c)(i)(A) of DELTA’s Disclosure Schedule sets forth a list of all of DELTA’s Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) except as set forth in Section 5.03(c)(i)(B) of DELTA’s Disclosure Schedules, DELTA owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to DELTA) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to DELTA or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to DELTA’s rights to vote or to dispose of such securities and (F) all the Equity Securities of DELTA’s Subsidiaries held by DELTA or its Subsidiaries are fully paid and nonassessable (except for assessments required under the National Bank Act with respect to DELTA Bank’s capital stock) and are owned by DELTA or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the DELTA Subsidiaries may vote are outstanding.

(ii)         Except as set forth in Section 5.03(c)(ii) of DELTA’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in DELTA’s Subsidiaries and stock in the FHLB and the FRB, DELTA does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii)        Each of DELTA’s Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on DELTA. Each of DELTA’s Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(iv)        The deposit accounts of DELTA Bank are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and DELTA Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d)       Corporate Power.  Each of DELTA and its Subsidiaries has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and DELTA has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause DELTA Bank to consummate the Bank Merger Agreement, and DELTA Bank has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval of DELTA’s shareholders of this Agreement.

(e)        Corporate Authority.  Subject to the approval of this Agreement by the holders of the outstanding DELTA Common and Preferred Stock, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of DELTA and DELTA Bank and the DELTA Board and DELTA Bank Board on or prior to the date hereof and the DELTA Board has recommended that shareholders of DELTA adopt this Agreement and directed that such matter be submitted for consideration by DELTA’s shareholders at the DELTA Meeting required by Section 6.02.  DELTA has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by F&M, this Agreement is a valid and legally binding obligation of DELTA, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D)).

(f)        Regulatory Approvals; No Defaults.

(i)          No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by DELTA or any of its Subsidiaries in connection with the execution, delivery or performance by DELTA of this Agreement and by DELTA Bank of the Bank Merger Agreement, or to consummate the Transaction, except as set forth in Section 5.03(f)(i) of DELTA’s Disclosure Schedule and except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC, the OCC and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of F&M Common Stock in the Merger, (C) the filing of (1) the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (2) the Certificate of Merger, as certified by the Secretary of State of the State of Delaware, with the Secretary of State of the State of California pursuant to the CGCL and (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and CFC and (D) the approval of this Agreement by the holders of the outstanding shares of DELTA Common and Preferred Stock.  As of the date hereof, DELTA is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)          Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by DELTA and the Bank Merger Agreement by DELTA Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of DELTA or any of its Subsidiaries or to which DELTA or any of its Subsidiaries or any of their respective assets or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of DELTA or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g)       Financial Reports; Undisclosed Liabilities; Internal Controls.

(i)          Each of the consolidated balance sheets contained in the DELTA Financial Statements fairly presents, or will fairly present, the consolidated financial position of DELTA and its Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows (where applicable) in such DELTA Financial Statements fairly presents, or will fairly present, the consolidated results of operations, shareholders’ equity and cash flows (where applicable) of DELTA and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein and subject, in the case of unaudited statements that are part of the DELTA Financial Statements, to normal year-end adjustments.

(ii)         None of DELTA or any of DELTA’s Subsidiaries is required to file periodic reports with any Governmental Authority pursuant to the Exchange Act.

(iii)        Except as set forth on the unaudited consolidated balance sheet of DELTA dated as of March 31, 2016, neither DELTA nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after March 31, 2016 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement and, to DELTA’s Knowledge, there is no existing condition, event or circumstance as of the date hereof which could result in any such material liability in the future.

(iv)       Since March 31, 2016, (A) DELTA and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) except as set forth in Section 5.03(g)(iv) of DELTA’s Disclosure Schedule, neither DELTA nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to DELTA.

(v)         No agreement pursuant to which any Loans or other assets have been or shall be sold by DELTA or its Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by DELTA or its Subsidiaries, to cause DELTA or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against DELTA or its Subsidiaries. Section 5.03(g)(v) of DELTA’s Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of DELTA or its Subsidiaries that has been declared, set aside or paid since December 31, 2013, as well as all shares of capital stock of DELTA or any of its Subsidiaries that have been purchased, redeemed or otherwise acquired, directly or indirectly, by DELTA or any of its Subsidiaries since December 31, 2013.

(vi)        The records, systems, controls, data and information of DELTA and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of DELTA or its Subsidiaries (either directly or through DELTA’s third party data processing service provider) or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 5.03(g)(vi). DELTA (A) has implemented and maintains disclosure controls and procedures to ensure that material information relating to DELTA and its Subsidiaries is made known to the Chief Executive Officer of DELTA by others within DELTA or its Subsidiaries and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to DELTA’s outside auditors and the audit committee of the DELTA Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect DELTA’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in DELTA’s internal controls over financial reporting. These disclosures were made in writing by management to DELTA’s auditors and audit committee and a copy has previously been made available to F&M.

(vii)       Since January 1, 2013, (A) neither DELTA nor any of its Subsidiaries nor, to the Knowledge of DELTA, any director, officer, employee, auditor, accountant or representative of DELTA or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of DELTA or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that DELTA or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing DELTA or any of its Subsidiaries, whether or not employed by DELTA or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by DELTA or any of its Subsidiaries or their respective officers, directors, employees or agents to the DELTA Board or any committee thereof or, to the Knowledge of DELTA, to any director or officer of DELTA or any of its Subsidiaries.

(h)        Legal Proceedings.  No litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against DELTA or any of its Subsidiaries and, to DELTA’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and, to DELTA’s Knowledge, there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding.  Neither DELTA nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to DELTA.

(i)         Regulatory Matters.

(i)          Since January 1, 2014, DELTA and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and DELTA has previously delivered or made available to F&M accurate and complete copies of all such reports, other than the confidential portions of all such reports.  Except as set forth in Section 5.03(i)(i) of DELTA’s Disclosure Schedule, in connection with the most recent examination of DELTA and its Subsidiaries by the appropriate regulatory authorities, neither DELTA nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which DELTA believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on DELTA.

(ii)         Except as set forth in Section 5.03(i)(ii) of DELTA’s Disclosure Schedule and except for orders, decrees, directives, agreements, memorandums of understanding or similar arrangements with or from any Governmental Authority applicable to the banking industry in general, neither DELTA nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has DELTA or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. DELTA and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)        Except for orders, decrees, directives, agreements, memorandums of understanding commitment letters, supervisory letters or similar submission with or from any Governmental Authority applicable to the banking industry in general, neither DELTA nor any of its Subsidiaries has been advised by, nor does it have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)        (A) Except as set forth in Section 5.03(i)(iv) of DELTA’s Disclosure Schedule, no Governmental Authority has initiated since December 31, 2013 or has pending any proceeding, enforcement action or, to the Knowledge of DELTA, investigation or inquiry into the business, operations, policies, practices or disclosures of DELTA or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of DELTA and its Subsidiaries), or, to the Knowledge of DELTA, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of DELTA or any of its Subsidiaries.

(v)         The most recent regulatory rating given to DELTA Bank as to compliance with the Community Reinvestment Act is “satisfactory.”  To the Knowledge of DELTA, since the last regulatory examination of DELTA Bank with respect to Community Reinvestment Act compliance, DELTA Bank has not received any complaints as to Community Reinvestment Act compliance.

(j)         Compliance With Laws.  Each of DELTA and its Subsidiaries:

(i)          is, and at all times since December 31, 2013, has been, in material compliance with all applicable federal, state and local statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of DELTA and its Subsidiaries related to customer data, privacy and security;

(ii)         has, and at all times since December 31, 2013, has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to DELTA’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)        has received no notification or communication from any Governmental Authority (A) asserting that DELTA or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to DELTA’s Knowledge, do any grounds for any of the foregoing exist).

(k)        Material Contracts; Defaults.

(i)          Except for documents set forth in Section 5.03(k)(i) of DELTA’s Disclosure Schedule, neither DELTA nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of DELTA or any of its Subsidiaries to indemnification from DELTA or any of its Subsidiaries, (C) which provides for the payment by DELTA or any of its Subsidiaries of severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving DELTA or any of its Subsidiaries, including but not limited to, the Transaction, (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (E) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $3,000 per annum, (F) which is with or to a labor union or guild (including any collective bargaining agreement), (G) which relates to the incurrence of indebtedness or guaranty of any liability (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (H) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of DELTA or any of its Subsidiaries, (I) which involves the purchase or sale of assets with a purchase price of $5,000 or more in any single case or $30,000 in all such cases, other than purchases and sales of investment securities or government guaranteed loans in the ordinary course of business consistent with past practice, (J) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $5,000 or more in annual fees, (K) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $5,000 and that has any continuing obligations, liabilities or restrictions, (L) which relates to a partnership or joint venture or similar arrangement, (M) which is a lease for any real or material personal property owned or presently used by DELTA or any of its Subsidiaries, (N) which materially restricts the conduct of any business by DELTA or any of its Subsidiaries or limits the freedom of DELTA or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires DELTA or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, or (O) which is with respect to, or otherwise commits DELTA or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”).  Except as set forth in Section 5.03(k)(i) of DELTA’s Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of DELTA’s and DELTA Bank’s (as applicable) execution, delivery or performance of this Agreement and the Bank Merger Agreement and the consummation of the Transaction.  True, correct and complete copies of all such Material Contracts have been made available to F&M as of the date hereof.

(ii)         Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of DELTA or its Subsidiaries and, to DELTA’s Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against DELTA or its Subsidiaries, and to DELTA’s Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  DELTA and its Subsidiaries (as applicable) have performed, in all material respects, all obligations required to be performed by them under each Material Contract.  Neither DELTA or its Subsidiaries nor, to DELTA’s Knowledge, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.  No power of attorney or similar authorization given directly or indirectly by DELTA or any of its Subsidiaries is currently outstanding.  With respect to the Material Contracts, to DELTA’s Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

(iii)        Section 5.03(k)(iii) of DELTA’s Disclosure Schedule sets forth a schedule of all holders of five percent or more of DELTA Common Stock and executive officers and directors of DELTA and its Subsidiaries who have outstanding loans from DELTA or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l)        No Brokers.  Except as set forth in Section 5.03(1)(i) of DELTA’s Disclosure Schedule, no action has been taken by DELTA or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than fees to be paid to FIG Partners LLC, which are set forth in Section 5.03(l)(ii) of DELTA’s Disclosure Schedule.  Copies of all agreements with FIG Partners have been previously provided or made available to F&M.

(m)      Employee Benefit Plans.

(i)          All benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by DELTA and its Subsidiaries for the benefit of current or former employees of DELTA and its Subsidiaries (the “Employees”) and current or former directors or independent contractors of DELTA or its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements for which DELTA may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 4141 of the Code (collectively, the “Benefit Plans”), are set forth in Section 5.03(m)(i) of DELTA’s Disclosure Schedule.  True and complete copies of the following documents have been provided or made available to F&M: (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts entered into in connection with any Benefit Plans and all amendments thereto; (B) the three most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the three most recent actuarial reports, if any, relating to each Benefit Plan; (G) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; and (H) the most recent minimum coverage and discrimination testing results for each applicable Benefit Plan.

(ii)         Except as set forth in Section 5.03(m)(ii) of DELTA’s Disclosure Schedule, each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained.  No act or omission has occurred and no condition exists with respect to any Benefit Plan that would subject DELTA or any of its Subsidiaries to any fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or other applicable law following the Closing.  Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter, or advisory or opinion letter, as applicable, from the IRS, and DELTA has no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code.  Neither DELTA nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan.  There is no material pending or, to DELTA’s Knowledge, threatened litigation relating to the Benefit Plans.  Neither DELTA nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan that could subject DELTA or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.  There are no matters pending before the IRS, DOL or other Governmental Authority with respect to any Benefit Plan.  No Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(iii)        Neither DELTA nor any of its Subsidiaries maintains or contributes to any Pension Plan, a multiple employer plan (as defined in Section 413(c) of the Code) or multiemployer plan (as defined in 4001(a)(3) of ERISA) other than those disclosed and identified as such in Section 5.03(m)(iii) of DELTA’s Disclosure Schedule.  Except as set forth in Section 5.03(m)(iii) of DELTA’s Disclosure Schedule,  no liability under Title IV of ERISA has been or is expected to be incurred by DELTA or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or at any time since January 1, 2014 maintained by it or the single-employer plan of any entity which is considered a single employer with DELTA under Section 4001(b) of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  Neither DELTA nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the Transaction.  There has been no termination, or partial termination, under Section 411(d)(3) of the Code and the regulations thereunder, of any Pension Plan.  All ERISA Affiliates of DELTA are set forth (and designated as an ERISA Affiliate in Section 5.03(m)(iii) of DELTA’s Disclosure Schedule.

(iv)        All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the DELTA Financial Statements.  Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has incurred any “unpaid minimum required contribution” within the meaning of Section 4971(c) of the Code and no multiemployer plan has incurred an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 4971(c) of the Code.  DELTA and each of its ERISA Affiliates have met all applicable minimum funding requirements under Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA in respect of each Pension Plan and multiemployer plan.  None of DELTA nor any of its ERISA Affiliates have an outstanding funding waiver.  The benefit liability, as defined in Section 4001(a)(16) of ERISA, of any Pension Plans subject to Title IV of ERISA, using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (“PBGC”) in the event such Pension Plan is terminated, does not exceed the fair market value of the assets of each such plan.  The liabilities of each terminated Pension Plan have been fully discharged in full compliance with applicable laws.

(v)         Neither DELTA nor any of its ERISA Affiliates have any obligations under a Retiree Welfare Plan.  DELTA or any of its Subsidiaries may amend or terminate any such Retiree Welfare Plan in accordance with and to the extent permitted by its terms at any time without incurring any liability thereunder.  No event or condition exists with respect to a Benefit Plan that could subject DELTA to a material Tax under Section 4980B of the Code.

(vi)        Except as set forth in Section 5.03(m)(vi) of DELTA’s Disclosure Schedule, none of the execution of this Agreement, DELTA shareholder approval of this Agreement or consummation of the Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of DELTA or any ERISA Affiliate to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.  Neither DELTA nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280 of the Code or excise Taxes under Section 4999 of the Code.

(vii)       All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required Tax filings with respect to each Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

(viii)      Neither DELTA nor any of its Subsidiaries has now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

(ix)         No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(x)         Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) (hereinafter referred to as an “DELTA NQDP”) has been maintained, as to both form and operation, in compliance with Section 409A of the Code.  No event in connection with an DELTA NQDP has occurred which would subject a participant to inclusion of income under Section 409A(a)(1) of the Code and neither DELTA nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A(a)(1) of the Code.

(xi)        No contributions pursuant to a Benefit Plan have been made by DELTA or any of its Subsidiaries in such amounts that would violate Section 404 of the Code.

(xii)       DELTA and each of its Subsidiaries have in force sufficient bonding for every fiduciary who is or has been required to be bonded with respect to the Benefit Plans, or where the fiduciary is not an employee or director of DELTA, DELTA has ensured that such fiduciary is covered by a bond that complies with Section 412 of ERISA.  There does not exist any pending or, to DELTA’s Knowledge, threatened legal proceedings (other than routine claims for benefits), arbitrations, administrative or other proceeding with respect to any Benefit Plan or any related trust or other funding medium thereunder or with respect to DELTA and each of its Subsidiaries as the sponsor or fiduciary thereof, or to DELTA’s Knowledge, with respect to any other fiduciary thereof.

(xiii)          Except as set forth in Section 5.03(m)(xiii) of DELTA’s Disclosure Schedule, each Benefit Plan may be amended or terminated without the consent of participants and without the imposition of any additional liability or penalties upon DELTA or any ERISA Affiliate.  The sponsor of each benefit Plan, including, without limitation DELTA, has reserved in itself the authority and discretion to amend or terminate each Benefit Plan and has provided disclosure of such right to each participant and beneficiary (including any potential participants and beneficiaries) of each Benefit Plan.

(n)       Labor Matters.

(i)          Section 5.03(n)(i) of DELTA’s Disclosure Schedule sets forth (A) the name, title and total compensation of each officer of DELTA and each of its Subsidiaries and each other employee, independent contractor and consultant of DELTA and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such officers, employees, independent contractors and consultants in 2015 and through March 31, 2016 and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by DELTA and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.

(ii)         To DELTA’s Knowledge, no officer or director of DELTA or any of its Subsidiaries or any employee, independent contractor or consultant of DELTA or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of DELTA or any of its Subsidiaries to conduct its business as currently conducted.

(iii)        Neither DELTA nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee.  Neither DELTA nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to DELTA or any of its Subsidiaries, in any capacity.

(iv)        None of the officers, employees or consultants of DELTA or any of its Subsidiaries has informed DELTA or such Subsidiary of his or her intent, nor does DELTA have any Knowledge of any of the officers, employees or consultants of DELTA or any of its Subsidiaries having an intention, to terminate employment with DELTA or any of its Subsidiaries during the next twelve (12) months.

(v)         Neither DELTA nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is DELTA or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel DELTA or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to DELTA’s Knowledge, threatened, nor does DELTA have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.  Each of DELTA and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law. Except as set forth in Section 5.03(n)(v) of DELTA’s Disclosure Schedule, the employment of each officer and employee of DELTA and each of its Subsidiaries is terminable at the will of DELTA or such Subsidiary.

(vi)        (A) Except as set forth in Section 5.03(n)(vi) of DELTA’s Disclosure Schedule, there is no pending or, to DELTA’s Knowledge, threatened legal proceeding involving DELTA or any of its Subsidiaries, on the one hand, and any present or former employee(s) of DELTA or any of its Subsidiaries, on the other hand, and (B) no other Person, to DELTA’s Knowledge, has threatened any claim or any legal proceeding against DELTA or any of its Subsidiaries (or, to DELTA’s Knowledge, against any officer, director or employee of DELTA or any of its Subsidiaries) relating to employees or former employees of DELTA or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(vii)       DELTA and each of its Subsidiaries is, and at all times since December 31, 2013 has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority relating to labor, employment, termination of employment or similar matters, including, but not limited to, such laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices.

(o)       Environmental Matters.  Except as set forth in Section 5.03(o) of DELTA’s Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on DELTA or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws pending or, to DELTA’s Knowledge, threatened against DELTA or any of its Subsidiaries, which liability or obligation could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DELTA.  To DELTA’s Knowledge, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DELTA.  DELTA and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws.  To DELTA’s Knowledge, no real property (including buildings or other structures) currently or at any time since January 1, 2014 owned or operated by DELTA or any of its Subsidiaries, or any property in which DELTA or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“DELTA Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to DELTA.  To DELTA’s Knowledge, neither DELTA nor any of its Subsidiaries could be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any DELTA Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to DELTA.  Neither DELTA nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property.  Neither DELTA nor any of its Subsidiaries nor, to DELTA’s Knowledge, any Person whose liability DELTA or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law.  Neither DELTA nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.  To DELTA’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving DELTA or any of its Subsidiaries, any currently or at any time since January 1, 2014 owned or operated property, any DELTA Loan Property, or any Person whose liability DELTA or any of its Subsidiaries has assumed, whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against DELTA, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any DELTA Loan Property.  DELTA has previously provided and made available to F&M copies of all environmental reports or studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to DELTA, its Subsidiaries and any currently or at any time since January 1, 2014 owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, material release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term “Hazardous Substance” means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p)        Tax Matters.

(i)           (A) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the DELTA Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all respects, (C) all Taxes due and payable by or with respect to the DELTA Group (whether or not shown as due on any Tax Return) have been timely paid in full and all Taxes not yet due and payable have been (or will be prior to the Closing Date) accrued and adequately disclosed and fully provided for in accordance with GAAP in the DELTA Financial Statements, (D) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (F) no statutes of limitation with respect to any Taxes of the DELTA Group have been waived by or on behalf of the DELTA Group.

(ii)         DELTA has made available to F&M (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of the DELTA Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued within the last three years relating to Taxes due from or with respect to the DELTA Group or its income, assets or operations.  Section 5.03(p)(ii) of DELTA’s Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of the DELTA Group that have been examined by any taxing authority.

(iii)        There are no audits or investigations by any taxing authority or proceedings in progress with respect to the DELTA Group, nor has the DELTA Group received any notice from any taxing authority that it intends to conduct such an audit or investigation.

(iv)        No claim has been made by a taxing authority in a jurisdiction where the DELTA Group does not already file Tax Returns that the DELTA Group is or may be subject to taxation by that jurisdiction.

(v)         The DELTA Group has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over all amounts required to be so withheld and paid over to the appropriate taxing authorities for all periods under all applicable laws.

(vi)        The DELTA Group does not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country.

(vii)       There are no Liens or other encumbrances on any of the assets of the DELTA Group that arose in connection with any failure (or alleged failure) to pay any Tax.

(viii)      No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to the DELTA Group.

(ix)         No member of the DELTA Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code.  No member of the DELTA Group has been described as a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355(i) of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

(x)          No member of the DELTA Group is or has been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xi)         The DELTA Group will not be required to include any material item of income in, or exclude any material item of deduction from its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality), (B) an installment sale or open transaction, (C) a prepaid amount, or (D) change in the accounting method of DELTA pursuant to Section 481 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality).

(xii)        Except as set forth in Section 5.03(p)(xii) of DELTA’s Disclosure Schedule, neither DELTA nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written) with any Person.

(xiii)       The DELTA Group has not (A) consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, applicable regulations thereunder or other related published guidance from the IRS or (B) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder, or (3) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code or the regulations thereunder.

(xiv)       No power of attorney granted by any member of the DELTA Group relating to Taxes is currently in force.

(xv)        The DELTA Group does not have any liability for Taxes of any person under §1.1502-6 of the regulations of the Treasury (“Treasury Regulations”) (or any similar provision of any state, local or foreign law), or as a transferee or successor, or by contract or otherwise.

(xvi)      No member of the DELTA Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which DELTA is the parent) or has any liability for Taxes of any Person (other than as a member of the DELTA Group) under Section 1.1502-6 of the regulations of the U.S. Treasury (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(xvii)     At no time has (A) any member of the DELTA Group been treated as an “S Corporation” within the meaning of Section 1361 of the Code or (B) any purported election been made pursuant to Section 1362 of the Code with respect to any member of the DELTA Group.

(xviii)    The DELTA Group maintains a taxpayer reporting and documentation policy which includes obtaining and reviewing taxpayer documentation (e.g., U.S. tax forms 1099, W-9 and W-8) for customers and vendors.  If the DELTA Group does not receive appropriate taxpayer documentation, it back up withholds on disbursements.  Additionally, the DELTA Group timely files and pays all withholding tax obligations as required by U.S. tax law.

(xix)       The DELTA Group shall make available to F&M true and correct schedules setting forth the income Tax attributes (such as but not limited to current and accumulated net operating losses and adjusted Tax basis of the DELTA Group’s assets of the DELTA Group) including any applicable limitations or restrictions on the use of those Tax attributes (such as but not limited to prior limitations under Section 382 of the Code).

(xx)        There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the DELTA Group by reason of Section 280G of the Code.

(xxi)       The DELTA Group has not filed a consent under Section 341(f) of the Code.

(xxii)      No property owned by the DELTA Group (A) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (C) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(xxiii)     The DELTA Group does not owe any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(xxiv)    Any adjustment of Taxes of the DELTA Group made by a Governmental Authority, which is required to be reported to another Governmental Authority, has been so reported.

(xxv)     The DELTA Group is not required to include in income any amount for an adjustment pursuant to (A) election by the DELTA Group under Section 108(i) of the Code or the Treasury Regulations thereunder or (B) any other election, action, or agreement by the DELTA Group that would have the effect of deferring any liability for Taxes of the DELTA Group.

(q)       Risk Management Instruments.

(i)          Except as set forth in Section 5.03(q)(i) of DELTA’s Disclosure Schedule, neither DELTA nor any of its Subsidiaries is a party to, or has agreed to enter into a Derivatives Contract, whether for the account of DELTA or any of its Subsidiaries.

(ii)         “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any DELTA Options.

(r)        Loans; Nonperforming and Classified Assets.

(i)          Each Loan on the books and records of DELTA and its Subsidiaries was made and has been serviced in all material respects in accordance with DELTA Bank’s lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to DELTA’s Knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.  The Loan data information previously provided by DELTA to F&M accurately reflects in all material respects the Loan portfolio of DELTA and its Subsidiaries as of the date of such loan information.

(ii)         DELTA has set forth in Section 5.03(r)(ii) of DELTA’s Disclosure Schedule as of the date hereof: (A) any Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to DELTA’s Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by DELTA, any of its Subsidiaries or an applicable regulatory authority (it being understood that no representation is being made that the DBO, OCC or the FDIC would agree with the loan classifications established by DELTA); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of March 31, 2016; and (D) each Loan with any director, executive officer or five percent or greater shareholder of DELTA or any of its Subsidiaries, or to DELTA’s Knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.

(s)       Properties.  All real and personal property owned by DELTA or any of its Subsidiaries or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practices. DELTA has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of DELTA as of June 30, 2015, or acquired after such date, other than properties sold by DELTA or any of its Subsidiaries in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated balance sheet of DELTA as of June 30, 2015.  All real and personal property which is material to DELTA’s business on a consolidated basis and leased or licensed by DELTA or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of DELTA or any of its Subsidiaries and, to DELTA’s Knowledge, are valid and binding obligations of the other parties thereto, enforceable against DELTA or such Subsidiary of DELTA, and to DELTA’s Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles).   To DELTA’s Knowledge, DELTA and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended.

(t)        Intellectual Property; Information Technology; Security.

(i)          Each of DELTA and its Subsidiaries owns or possesses valid and binding licenses and other rights to use all Intellectual Property which is listed and described in Section 5.03(t)(i) of DELTA’s Disclosure Schedule (other than commercially available “shrink wrap” or “click wrap” licenses), and neither DELTA nor any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others.  Each of DELTA and its Subsidiaries owns or has a valid right to use or license the Intellectual Property, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To DELTA’s Knowledge, such Intellectual Property is valid and enforceable in the United States.

(ii)         (A) Each of DELTA and its Subsidiaries owns or is validly licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (B) to DELTA’s Knowledge, the use of any Intellectual Property by DELTA or any of its Subsidiaries and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to DELTA’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of DELTA or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to DELTA or any of its Subsidiaries; and (D) neither DELTA nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending legal proceeding against DELTA or any of its Subsidiaries with respect to any Intellectual Property used by DELTA or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof, DELTA and its Subsidiaries are unaware of any facts or events that would give rise to any legal proceeding against DELTA or any of its Subsidiaries that is likely to succeed.

(iii)        To DELTA’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of DELTA’s and its Subsidiaries respective businesses (collectively, “DELTA IT Systems”) have been properly maintained  by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use.  The DELTA IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted.  Neither DELTA nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the DELTA IT Systems.  DELTA and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business.  Neither DELTA nor any of its Subsidiaries is in breach of any Material Contract related to any DELTA IT Systems.

(u)      Fiduciary Accounts.  DELTA and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither DELTA nor any of its Subsidiaries, nor, to DELTA’s Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v)       Books and Records.  The books and records of DELTA and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of DELTA and its Subsidiaries.

(w)      Insurance.  Section 5.03(w) of DELTA’s Disclosure Schedule lists and summarizes all of the insurance policies, binders, or bonds currently maintained by DELTA and its Subsidiaries (“Insurance Policies”), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage.  DELTA and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices.  All the Insurance Policies are in full force and effect; neither DELTA nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion.  There is no claim for coverage by DELTA or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights.  Neither DELTA nor any of its Subsidiaries have received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

(x)        Allowance For Loan Losses.  DELTA Bank’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with DELTA Bank’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(y)       Transactions With Affiliates.  All “covered transactions” between DELTA Bank and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act, have been in compliance with such provisions.

(z)        Required Vote; Antitakeover Provisions.

(i)          The affirmative votes of the holders of (i) a majority of the outstanding shares of DELTA Common and Preferred Stock voting together and (ii) 66 2/3% of the Preferred Stock voting as a class, are necessary to approve this Agreement and the Transaction on behalf of DELTA.  No other vote of the shareholders of DELTA is required by law, the DELTA Articles, the DELTA Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.

(ii)          Based on the representation and warranty of F&M contained in Section 5.04(l), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the CGCL or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the DELTA Articles and DELTA Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(aa)     Fairness Opinion.  The DELTA Board has received the opinion of FIG Partners LLC to the effect that as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Merger Consideration is fair to the holders of DELTA Common and Preferred Stock from a financial point of view.

(bb)     Transactions in Securities.

(i)          Since January 1, 2014, all offers and sales of DELTA Common Stock by DELTA were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

(ii)         Except as set forth in Section 5.03(bb)(ii) of DELTA’s Disclosure Schedule, since January 1, 2014, neither DELTA, nor any of its Subsidiaries, nor, to DELTA’s Knowledge, (A) any director or executive officer of DELTA or any of its Subsidiaries, (B) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (C) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of DELTA Common Stock or other securities issued by DELTA (1) during any period when DELTA was in possession of material nonpublic information, or (2) in violation of any applicable provision of federal or state securities laws, rules or regulations.

(cc)     Registration Obligation.  Neither DELTA nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

(dd)    Disclosure.  The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04     Representations and Warranties of F&M.  Subject to Sections 5.01 and 5.02, F&M hereby represents and warrants to DELTA as follows:

(a)       Organization, Standing and Authority.  F&M is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  F&M is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on F&M.  F&M has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)       F&M Capital Stock.

(i)          As of the date hereof, the authorized capital stock of F&M consists solely of 7,500,000 shares of F&M Common Stock, of which 792,387 shares were issued and outstanding as of the close of business on March 31, 2016, and 1,000,000 shares of F&M Preferred Stock, of which no shares were issued and outstanding as of the date hereof.  The outstanding shares of F&M Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of F&M Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of F&M, except for shares of F&M Common Stock issuable pursuant to the F&M Benefit Plans, the F&M Shareholder Rights Plan and by virtue of this Agreement.

(ii)         The shares of F&M Common Stock to be issued in exchange for shares of DELTA Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)       F&M Bank.

(i)          F&M Bank is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.  F&M Bank is duly licensed by the DBO and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law.

(ii)         (A) F&M owns, directly or indirectly, all the issued and outstanding equity securities of F&M Bank, (B) no equity securities of F&M Bank are or may become required to be issued (other than to F&M) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which F&M Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to F&M or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to F&M’s right to vote or to dispose of such securities.

(d)       Corporate Power.  Each of F&M and F&M Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.  F&M has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and to cause F&M Bank to consummate the Bank Merger Agreement, and F&M Bank has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to the receipt of all necessary approvals of Governmental Authorities.

(e)       Corporate Authority.  This Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of F&M, the F&M Board, F&M Bank and the F&M Bank Board, as applicable, and will be authorized by all necessary corporate action of the sole shareholder of F&M Bank.  This Agreement has been duly executed and delivered by F&M and, assuming due authorization, execution and delivery by DELTA, this Agreement is a valid and legally binding agreement of F&M enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)        Regulatory Approvals; No Defaults.

(i)          No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by F&M or any of its Subsidiaries in connection with the execution, delivery or performance by F&M of this Agreement and by F&M Bank of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC, the OCC and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of F&M Common Stock in the Merger, and (C) the filing of (1) the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (2) the Certificate of Merger, as certified by the Secretary of State of the State of Delaware, with the Secretary of State of the State of California pursuant to the CGCL, and (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and CFC.  As of the date hereof, F&M is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)         Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by F&M and the Bank Merger Agreement by F&M Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of F&M or of any of its Subsidiaries or to which F&M or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of F&M or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g)       Financial Reports and Securities Documents; Material Adverse Effect.

(i)          F&M’s Annual Report on Form 10-K for the year ended December 31, 2015 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2015 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, F&M’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of F&M and its Subsidiaries as of its date, and each of the consolidated statements of operations and stockholders’ equity and other comprehensive income (loss) and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and other comprehensive income (loss) and cash flows, as the case may be, of F&M and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)         Since January 31, 2016, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to F&M.

(h)       Legal Proceedings.  No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against F&M or its Subsidiaries and, to F&M’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to F&M.  Neither F&M nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to F&M.

(j)        No Brokers.  No action has been taken by F&M or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than a fee payable by F&M to Keefe, Bruyette & Woods.

(j)        Regulatory Matters.

(i)          Since January 1, 2014, F&M and each of its Subsidiaries has duly filed with the appropriate Governmental Authority in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations.  In connection with the most recent examination of F&M and each of its Subsidiaries by the appropriate regulatory authorities, neither F&M nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which F&M believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on F&M.  To the Knowledge of F&M, since F&M Bank’s last regulatory examination of Community Reinvestment Act compliance, F&M Bank has not received any complaints as to Community Reinvestment Act compliance.

(ii)         Neither F&M nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor, excluding those applicable to the banking industry generally, has F&M or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority.  F&M and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)        Neither F&M nor any its Subsidiaries has been advised by, and does not have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or, excluding those applicable to the banking industry generally, any request for the adoption of any policy, procedure or board resolution.

(iv)        (A) No Governmental Authority has initiated since December 31, 2013 or has pending any proceeding, enforcement action or, to F&M’s Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of F&M or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of F&M or the applicable Subsidiary), or, to F&M’s Knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of F&M or its Subsidiaries, except in each case in subparagraphs (A) and (B), that did not have a Material Adverse Effect.

(v)         F&M and F&M Bank are and will be at the Effective Time, after giving effect to the Merger and Transactions contemplated by the Agreement, “well-capitalized” (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator) and the rating of F&M Bank under the CRA is no less than “satisfactory.”  Neither F&M nor F&M Bank has received any notification from a Governmental Authority that their status as “well-capitalized” or “satisfactory” for CRA purposes will change within one year, nor does F&M have Knowledge of any conditions or circumstances that would result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

(k)       Compliance With Laws.  Each of F&M and its Subsidiaries:

(i)          is, and at all times since December 31, 2014, has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of F&M and its Subsidiaries related to customer data, privacy and security;

(ii)         has, and at all times since December 31, 2014, has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to F&M’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)        has received no notification or communication from any Governmental Authority (A) asserting that F&M or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to F&M’s Knowledge, do any grounds for any of the foregoing exist).

(l)        Ownership of DELTA Common Stock.  None of F&M or any of its Subsidiaries, or to F&M’s Knowledge, any of its other Affiliates or associates (as such term is defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of DELTA Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(m)      Absence of Certain Changes or Events.  Since January 1, 2015, except as specifically contemplated by or as disclosed in this Agreement or otherwise disclosed in F&M’s public filings with the SEC, there has not been any Material Adverse Effect with respect to F&M or any event or development that is reasonably expect to have, either individually or in the aggregate, a Material Adverse Effect with respect to F&M.

(n)       Sufficient Cash to Pay Cash Consideration and Fractional Shares.  At and immediately prior to the Closing and the Effective Time, F&M shall have available a sufficient amount of cash to pay the cash consideration to holders of Delta Preferred Stock as contemplated by Section 3.01(c) of this Agreement and to pay each holder of Delta Common Stock who otherwise would have been entitled to a fraction of shares of F&M Common Stock as contemplated by Section 3.04 of this Agreement.

(o)       Disclosure.  The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI

COVENANTS

6.01     Reasonable  Best Efforts.  Subject to the terms and conditions of this Agreement, each of DELTA and F&M agrees to use its reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their  reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02     Shareholder Approval.

(a)        DELTA agrees to take, in accordance with applicable law and the DELTA Articles and the DELTA Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by DELTA’s shareholders for consummation of the Transaction (including any adjournment or postponement, the “DELTA Meeting”).  Except with the prior approval of F&M, no other matters (except for the election of directors and ratification of accountants) shall be submitted for the approval of the DELTA shareholders at the DELTA Meeting.  Subject to Section 6.02(b), the DELTA Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders and shall not (x) withdraw, modify or qualify in any manner adverse to F&M such recommendation or (y) take any other action or make any other public statement in connection with the DELTA Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b).

(b)       Notwithstanding the foregoing, DELTA and the DELTA Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i)          DELTA shall have complied in all material respects with Section 6.07;

(ii)         the DELTA Board, based on advice of its outside counsel, shall have determined in good faith that failure to do so would result in a violation of its fiduciary duties assuming the application of Delaware law; and

(iii)        if the DELTA Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the DELTA Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by F&M pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) DELTA shall notify F&M, at least  five (5) Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to F&M a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, DELTA shall, and shall cause its financial and legal advisors to, during the period following DELTA’s delivery of the notice referred to in clause (B) above, negotiate with F&M in good faith for a period of up to  five (5) Business Days (to the extent F&M desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.03     Registration Statement.

(a)       F&M agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by F&M with the SEC in connection with the issuance of the shares of F&M Common Stock to the DELTA Common Stock shareholders as part of the Merger Consideration in the Merger (including the proxy statement for the DELTA Meeting and prospectus and other proxy solicitation materials of F&M and DELTA constituting a part thereof (the “Proxy Statement”) and all related documents).  DELTA shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and DELTA, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. DELTA agrees to cooperate with F&M and F&M’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that DELTA has cooperated as described above, F&M shall use its best efforts to file, or cause to be filed, the Registration Statement with the SEC within forty-five (45) days of the date of this Agreement or as promptly as reasonably practicable thereafter.  Each of DELTA and F&M agrees to use its  reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. F&M also agrees to use its  reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, DELTA shall promptly mail at its expense the Proxy Statement to all of its shareholders.

(b)       Each of DELTA and F&M agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to DELTA’s shareholders and at the time(s) of the DELTA Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of DELTA and F&M further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c)       F&M agrees to advise DELTA, promptly after F&M receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of F&M Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent F&M is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04     Regulatory Filings.

(a)       Each of F&M and DELTA and their respective Subsidiaries shall cooperate and use their respective  reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and F&M shall use its best efforts to make any initial application filings with Governmental Authorities within thirty (30) days of the date of this Agreement or as promptly as reasonably practicable thereafter.  Each of F&M and DELTA shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction, provided that F&M shall not be required to provide DELTA with confidential portions of any filing with a Government Authority.  In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.  Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to provide the other parties with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction, provided that F&M shall not be required to provide DELTA with confidential portions of any filing with a Governmental Authority.

(b)       Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.

6.05     Press Releases.  DELTA and F&M shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that F&M may, without the prior consent of DELTA (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC.  DELTA and F&M shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06     Access; Information.

(a)       DELTA agrees that upon reasonable notice and subject to applicable laws relating to confidentiality or to the exchange of information, it shall afford F&M and F&M Bank’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of DELTA and its Subsidiaries and to such other information relating to DELTA and its Subsidiaries as F&M may reasonably request and, during such period, it shall furnish promptly to F&M (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of DELTA and its Subsidiaries as F&M may reasonably request.

(b)       During the period from the date of this Agreement to the Effective Time, DELTA shall, upon the request of F&M, cause one or more of its designated representatives to confer on a regular basis with representatives of F&M regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction.  As soon as reasonably available, but in no event more than 15 days after the end of each calendar quarter ending after the date of this Agreement, DELTA will deliver to F&M its consolidated balance sheet and consolidated statements of income, and changes in shareholders’ equity, without related notes, for such quarter prepared in accordance with GAAP. Within 15 days after the end of each month, DELTA will deliver to F&M a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in such form as provided to the DELTA Board.

(c)       All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the confidentiality agreement, dated as of June 24, 2015 by and between F&M and DELTA (the “Confidentiality Agreement”).

(d)       No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.07     Acquisition Proposals.

(a)       DELTA agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of DELTA or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction.  From the date of this Agreement through the Effective Time, neither DELTA nor any of its Subsidiaries shall, and shall cause their respective directors, officers or employees or any Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than F&M or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the DELTA Meeting, if the DELTA Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the DELTA Board’s fiduciary duties, assuming the application of Delaware law, DELTA may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the DELTA Board determines in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to F&M and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by DELTA after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to F&M, and (2) participate in discussions or negotiations regarding such a Superior Proposal.  For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person or group of Persons acting in concert relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of DELTA and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of DELTA or DELTA Bank, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of DELTA or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving DELTA, other than the Transaction contemplated by this Agreement.  For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of DELTA Common Stock then outstanding or all or substantially all of DELTA’s consolidated assets, which the DELTA Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account the advice of DELTA’s financial advisor (which shall be a recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the DELTA Board, is reasonably likely to be obtained by such third party.

(b)       In addition to the obligations of DELTA set forth in Section 6.07(a), DELTA shall promptly (within two (2) Business Days) advise F&M orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could reasonably be expected to lead to an Acquisition Proposal) and keep F&M informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to F&M all materials provided to or made available to any third party pursuant to this Section 6.07 which were not previously provided to F&M.

(c)       DELTA agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of DELTA or its Subsidiaries shall be deemed a breach of this Section 6.07 by DELTA.

(d)       The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.07(a) were violated by DELTA, its Subsidiaries or any Representative of DELTA or its Subsidiaries.  It is accordingly agreed that F&M shall be entitled to an injunction or injunctions to prevent breaches of Section 6.07 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which F&M is entitled at law or in equity.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations provided for in this Section 6.07, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, F&M shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

6.08     Certain Policies.  Prior to the Effective Date, upon the request of F&M, DELTA shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws and regulations, use their  reasonable best  efforts to make such accounting adjustments and to modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of F&M; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no such modification or change made by DELTA or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of DELTA or its management with any such adjustments.

6.09     Consulting Agreements.  Prior to the Effective Time, DELTA shall cause each of Toinette Rossi, Valerie Rossi and Warren Wegge to enter into their respective Consulting Agreements with F&M Bank.

6.10     Indemnification by F&M.

(a)        From and after the Effective Time through the sixth anniversary of the Effective Time, F&M (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of DELTA or a DELTA Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of DELTA or any DELTA Subsidiary or is or was serving at the request of DELTA or any DELTA Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the DELTA Articles and the DELTA Bylaws (assuming, with respect to both the DELTA Articles and the DELTA Bylaws that all references therein to “Corporation” shall be deemed to be “Farmers & Merchants Bancorp or its successors,” assuming that all references to “shall have the power to” shall be deemed to be “shall,” and assuming that all references to “may” shall be deemed to be “shall,” and, further, the phrase “to the fullest extent” in this Section 6.10(a) requires the directors of F&M or its successors to exercise any discretion in good faith), or any agreement, arrangement or understanding which has been set forth in Section 6.10 of DELTA’s Disclosure Schedule, in each case as in effect on the date hereof, or the “tail insurance” to be purchased pursuant to Section 6.10(c).

(b)        Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, conditioned or delayed, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)        DELTA shall purchase as part of DELTA’s Merger Related Expenses, and F&M shall maintain, “tail insurance” for DELTA’s existing directors’ and officers’ liability insurance coverage covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time, which persons shall be the beneficiaries of such “tail insurance” coverage.

(d)       If F&M or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of F&M shall assume the obligations set forth in this Section 6.10.

6.11     Benefit Plans and Employee Matters.

(a)        As soon as administratively practicable after the Effective Time, F&M shall take all reasonable action so that employees of DELTA and its Subsidiaries who will continue to be employed after the Effective Time shall be entitled to participate in each employee benefit plan, program or arrangement of F&M and F&M Bank of general applicability (the “F&M Benefit Plans”) to the same extent as similarly-situated employees of F&M and its Subsidiaries (it being understood that inclusion of the employees of DELTA and its Subsidiaries in the F&M Benefit Plans may occur at different times with respect to different plans).  F&M shall cause each F&M Benefit Plan in which employees of DELTA and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the F&M Benefit Plans, the service of such employees with DELTA and its Subsidiaries to the same extent as such service was credited for such purpose by DELTA and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  Nothing herein shall limit the ability of F&M to amend or terminate any of the F&M Benefit Plans or the DELTA Benefit Plans in accordance with their terms at any time.

(b)       At such time as employees of DELTA and its Subsidiaries become eligible to participate in a medical, dental or health plan of F&M or its Subsidiaries, F&M shall use its best efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of F&M, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under a corresponding DELTA Benefit Plan prior to the Effective Time.

(c)       Effective as of no later than the day immediately preceding the Effective Time, DELTA shall provide F&M with evidence that DELTA’s profit sharing plan and its 401(k) and Employee Stock Ownership Plan (collectively the “DELTA Plans”) are in the process of being terminated pursuant to resolutions of the DELTA Board that are effective as of no later than the day immediately preceding the Effective Time, provided, however, that the effectiveness of such termination may be conditioned on the consummation of the Merger.  The form and substance of such resolutions shall be subject to the review and reasonable and timely approval of F&M.  DELTA also shall take such other actions in furtherance of terminating the DELTA Plans as F&M may reasonably require, including resolving all outstanding loans related to such Plans; provided, however, that the effectiveness of any such actions may be conditioned on the consummation of the Merger.  F&M shall, and shall cause its Affiliates to, designate a tax-qualified defined contribution plan of F&M or one of its Affiliates that either (i) currently provides for the receipt from employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the Effective Date to provide for the receipt from the continuing DELTA employees of eligible rollover distributions.  Each continuing DELTA employee who is a participant in a DELTA Plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to “roll over” such account balance to an F&M plan, subject to and in accordance with the provisions of such plan(s) and applicable law.

(d)       DELTA and F&M anticipate a retention pool will be created as necessary for certain employees of DELTA mutually deemed to be “mission critical” from the execution of this Agreement until either the Effective Time or systems conversion.  Such retention pool shall be separate and distinct from the severance payments referred to in Section 6.11(e).

(e)        Those employees of DELTA and its Subsidiaries who are not offered employment by F&M or its Subsidiaries following the Effective Time, who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver a termination and release agreement (which will be negotiated between F&M and DELTA) within 30 days of the later of (i) the Effective Time or (ii) the date such employee is presented with the termination and release agreement, shall be entitled to receive a single lump sum payment of severance in an amount to be negotiated between DELTA and F&M.  Such payments will be made by F&M on the date the termination and release agreement that is executed by an employee becomes effective, which date shall be in the sole discretion of F&M.  If DELTA or any of its Subsidiaries also has a severance pay plan, then any amounts paid pursuant to that plan shall reduce the amount that the employee will receive under this Section 6.11(e) and in no event shall there be any duplication of severance pay.  Nothing contained in this Section 6.11(e) hereof shall be construed or interpreted to limit or modify in any way F&M’s or its Subsidiaries’ at will employment policy or provide any third party beneficiary rights to employees of DELTA or any of its Subsidiaries.  In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any retirement plan or policy).  If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay period.

(f)        Each of DELTA and F&M acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of DELTA and nothing contained in this Section 6.11 shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11.  Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of F&M to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by F&M or any of its Subsidiaries.  Each of DELTA and F&M agrees that the terms of this Section 6.11 do not and shall not create any right in any Person to continued employment with DELTA, F&M or any of their respective Subsidiaries or to any compensation or benefit.

(g)       DELTA will consult in good faith with F&M regarding the nature and content of any formal presentation of the Transaction to employees of DELTA Bank as a group and will include a F&M representative in any such group presentation or any formal group meeting at which the Transaction is explained or discussed, under an arrangement that is mutually satisfactory to the parties.  DELTA agrees to work in good faith with F&M to facilitate the timely and accurate dissemination of information to employees regarding matters related to the Transaction in such a manner as to cause minimal disruption of the business of DELTA Bank and its relationships with its employees and to facilitate the transition of such relationships to F&M Bank.  In addition, prior to making any written or oral communications to the officers or employees of DELTA Bank pertaining to compensation or benefit matters that are affected by the Transaction, DELTA shall provide F&M with a copy of the intended communication, F&M shall have a reasonable period of time to review and comment on the communication, and F&M and DELTA shall cooperate in providing any such mutually agreeable communication.

6.12     Notification of Certain Matters.  Each of DELTA and F&M shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.13    Antitakeover Statutes.  Each of F&M and DELTA and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

6.14     Consents.  DELTA shall, and shall cause its Subsidiaries to, use their best efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices required pursuant to the terms of the Material Contracts as a result of the Transaction.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01     Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing of each of the following conditions:

(a)        Shareholder Approval.  This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of DELTA Common and Preferred Stock.

(b)       Regulatory Approvals.  All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the F&M Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that F&M would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c)       No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(d)       Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)        Tax Opinion.  Each of F&M and DELTA shall have received the written opinion of  Crowe Horwath, LLP  in form and substance reasonably satisfactory to both DELTA and F&M, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.  In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of F&M, DELTA and others, reasonably satisfactory in form and substance to such counsel.

7.02     Conditions to Obligation of DELTA.  The obligation of DELTA to consummate the Merger is also subject to the fulfillment or written waiver by DELTA prior to the Closing of each of the following conditions:

(a)        Representations and Warranties.  The representations and warranties of F&M set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and DELTA shall have received a certificate, dated the Effective Date, signed on behalf of F&M by the Chief Executive Officer and the Chief Financial Officer of F&M to such effect.

(b)       Performance of Obligations of F&M.  F&M shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and DELTA shall have received a certificate, dated the Effective Date, signed on behalf of F&M by the Chief Executive Officer and the Chief Financial Officer of F&M to such effect.

(c)        No Material Adverse Effect.  Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a F&M Material Adverse Effect and DELTA shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of F&M, dated as of the Effective Time, to such effect.

(d)       Other Actions.  F&M shall have furnished DELTA with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as DELTA may reasonably request.

7.03     Conditions to Obligation of F&M.  The obligation of F&M to consummate the Merger is also subject to the fulfillment or written waiver by F&M prior to the Closing of each of the following conditions:

(a)        Representations and Warranties.  The representations and warranties of DELTA set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and F&M shall have received a certificate, dated the Effective Date, signed on behalf of DELTA by the Chief Executive Officer of DELTA to such effect.

(b)        Performance of Obligations of DELTA.  DELTA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and F&M shall have received a certificate, dated the Effective Date, signed on behalf of DELTA by the Chief Executive Officer of DELTA to such effect.

(c)        Dissenting Shares.  Dissenting Shares shall not represent 10% or more of the outstanding shares of DELTA Common Stock.

(d)        Minimum Deposits.  As of the month-end prior to the Closing Date, DELTA Bank shall (A) not have materially increased the costs of its deposits from the previous month-end and (B) have an aggregate outstanding balance of (i) total deposits equal to at least $90 million and (ii) non-CD deposits equal to at least $75 million excluding brokered or wholesale sourced deposits.

(e)        Minimum Tangible Equity.  As of the month end prior to the Closing Date (as specified below), DELTA shall have Tangible Equity of not less than $8.30 million; provided, however, that such amount shall be reduced by $75,000 for each month end occurring after September 30 (such amount being referred to as the “Minimum Tangible Equity Amount”).  In connection therewith, five Business Days prior to the Effective Date, DELTA shall provide F&M with DELTA’s financial statements presenting the financial condition of DELTA as of the close of business on the last day of the last month ended prior to the Effective Date and DELTA’s results of operations for the period from January 1, 2016 through the close of business on the last day of the last month ended prior to the Effective Date; provided, however, that if the Effective Date occurs on or before the fifth (5th) Business Day of the month, DELTA shall have provided financial statements as of and through the second month preceding the Effective Date.  Such financial statements shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments, subject to the other requirements of this Agreement.  Such financial statements shall be accompanied by a certificate of DELTA’s Chief Executive Officer, dated as of the Effective Date, setting forth the Tangible Equity calculation and that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of DELTA in all material respects.

(f)        Bank Merger.  All regulatory approvals required to consummate the Bank Merger, including without limitation the approval of the DBO and FDIC, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Bank Merger.

(g)       Post-Closing Shareholder Agreements.  Each of Warren Wegge, Theodore Poulos, Valerie Rossi and Toinette Rossi shall have entered into a Post-Closing Shareholder Agreement with F&M.  Each such Post-Closing Shareholder Agreement shall become effective on the Effective Date.

(h)       Allowance for Loan Loss.  DELTA Bank shall maintain its allowance for loan losses in accordance with GAAP, but in no event shall such reserve be less than 1.38% of total loans at the Closing.

(i)         No Material Adverse Effect.  Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a DELTA Material Adverse Effect and F&M shall have received a certificate signed by the Chief Executive Officer of DELTA, dated as of the Effective Time, to such effect.

(j)         Termination Letters.  DELTA or DELTA Bank, as applicable, shall use its commercially reasonable best efforts to obtain from the IRS and DOL and provide to F&M termination letters for any present or former Pension Plan.  DELTA Bank shall take all actions necessary to cause the termination of its current 401K plan, to be effective as of the Effective Time.

(k)        Other Actions.  DELTA shall have furnished F&M with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as F&M may reasonably request.

ARTICLE VIII

TERMINATION

8.01     Termination.  This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a)        Mutual Consent.  By the mutual consent in writing of F&M and DELTA.

(b)        Breach.  Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by F&M or DELTA in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Sections 7.02(a) or (b) or Sections 7.03(a) or (b), as the case may be.

(c)        Delay.  By F&M or DELTA in the event the Merger is not consummated by November 30, 2016, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any of the Shareholders or the Preferred Shareholders (if DELTA is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder or Preferred Shareholder Agreement.

(d)       No Regulatory Approval.  By F&M or DELTA in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e)        No DELTA Shareholder Approval.  By F&M if the approval of the shareholders of DELTA contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the DELTA Meeting or at any adjournment or postponement thereof.

(f)         DELTA Failure to Recommend; Etc.  By F&M if (i) DELTA shall have materially breached the provisions of Section 6.07 in any respect adverse to F&M, (ii) the DELTA Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of F&M, or (iii) DELTA shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the DELTA Meeting in accordance with Section 6.02.

(g)       Certain Tender or Exchange Offers.  By F&M if a tender offer or exchange offer for 15% or more of the outstanding shares of DELTA Common Stock is commenced (other than by F&M or a Subsidiary thereof), and the DELTA Board recommends that the shareholders of DELTA tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer.

8.02     Effect of Termination and Abandonment.

(a)        In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(c) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither F&M nor DELTA shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(b)       The parties hereto agree that DELTA shall cause DELTA Bank to pay F&M the sum of $425,000 plus F&M’s documented out of pocket expenses incurred in connection with the Transaction (the “Termination Fee”) on the second Business Day following the termination of this Agreement, if this Agreement is terminated as follows:

(i)          if this Agreement is terminated by F&M pursuant to Section 8.01(f) or (g); or

(ii)         if this Agreement is terminated by (A) F&M pursuant to Section 8.01(b)  (B) by either F&M or DELTA pursuant to Section 8.01(c) and at the time of such termination no vote of the DELTA shareholders contemplated by this Agreement at the DELTA Meeting shall have occurred, or (C) by F&M pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), a Superior  Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of DELTA or the DELTA Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make a Superior Proposal, or reiterated a previously expressed plan or intention to make an Superior Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of DELTA contemplated by this Agreement at the DELTA Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B).

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by F&M.

(c)       The parties hereto agree that F&M shall cause F&M Bank to pay DELTA the sum of $425,000 plus DELTA’s documented out of pocket expenses incurred in connection with the Transaction on the second Business Day following the termination of this Agreement, if this Agreement is terminated by DELTA for a willful breach by F&M of any covenant or agreement of F&M contained herein.

(d)       DELTA and F&M agree that the agreement contained in paragraphs (b) and (c) above are an integral part of the transactions contemplated by this Agreement, that without such agreement the parties would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages.  If a party  fails to pay the other party the amounts due under paragraph (b) or (c) above, as the case may be, within the time periods specified, the non-paying party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided the moving party prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

9.01     Survival.  Except as set forth below, no representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and this Article IX, which shall survive any such termination).

9.02     Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the approval of the principal terms of this Agreement by the DELTA shareholders, no amendment shall be made which by law requires further approval by the shareholders of DELTA without obtaining such approval.  For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of DELTA, the approval of the principal terms of this Agreement by the DELTA shareholders will be deemed to have granted DELTA the authority to amend such dates without such further approval.

9.03     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04     Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State; provided, however, that, for purposes of determining a breach of fiduciary duty for purposes of Section 6.02(b)(ii) and Section 6.07(a), Delaware law shall apply.

9.05     Expenses and Pricing Adjustments.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel; provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or breach of any provision of this Agreement; provided further that, if the Tangible Equity, which is set forth in Section 9.05 of DELTA’s Disclosure Schedule, is less than the Minimum Tangible Equity Amount (any shortfall being referred to as the “Tangible Equity Shortfall”), then, to the extent that there is a Tangible Equity Shortfall, the Exchange Ratio shall be adjusted such that the as-adjusted Exchange Ratio shall be equal to the product resulting when (A) 0.031748 is multiplied by (B) the quotient resulting when (i) $6,580,330 less the Tangible Equity Shortfall, is divided by (ii) $6,580,330, such product rounded to the nearest ten-thousandth.

9.06     Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, electronically mailed (E-mail) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to DELTA to:

Delta National Bancorp
611 North Main Street
Manteca CA 95336
Attention: Warren Wegge, President and Chief Executive Officer
Email: wwegge@deltabank.com

With a copy to:

Horgan, Rosen, Beckham & Coren, L.L.P.
23975c Park Sorrento
Suite 200
Calabasas, CA 91302
Attention: S. Alan Rosen, Esq.
Email: arosen@hrbc.com

If to F&M to:

Farmers & Merchants Bancorp
111 West Pine Street
Lodi, California 95241
Attention: Kent A. Steinwert, Chairman,
President and Chief Executive Officer
Email: lwest@fmbonline.com

With a copy to:

Stuart Moore, Attorneys at Law
641 Higuera Street,
Suite 302
San Luis Obispo, CA 93401
Attention: John F. Stuart, Esq.
Email: john@stuartmoorelaw.com

9.07     Entire Understanding; Limited Third Party Beneficiaries.  This Agreement, the Bank Merger Agreement, the Shareholder and Preferred Shareholder Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Shareholder and Preferred Shareholder Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made.  Except for the Indemnified Parties’ right to enforce F&M’s obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Notwithstanding anything  to the contrary contained herein, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its Affiliates of any defense at law or in equity which otherwise would be available against the claims of any third Person, including without limitation any shareholder or former shareholder of either party; provided, however, that this sentence shall not create any liability of an Affiliate of a party.

9.08     Severability.  Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on DELTA or F&M, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.  In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09     Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10     Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11     Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12     Alternative Structure.  Notwithstanding any provision of this Agreement to the contrary, F&M may at any time modify the structure of the acquisition of DELTA set forth herein, provided that (i) the Merger Consideration to be paid to the holders of DELTA Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the tax treatment to DELTA’s shareholders as a result of receiving the Merger Consideration and (iii) such modification will not materially jeopardize receipt of any required approvals of Governmental Authorities or delay consummation of the Transactions contemplated by this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FARMERS & MERCHANTS BANCORP

By:	/s/ Kent A. Steinwert
Name:	Kent A. Steinwert
Title:	Chairman, President and Chief Executive Officer

By:	/s/ Stephen W. Haley
Name:	Stephen W. Haley
Title:	Executive Vice President, Chief Financial
Officer and Corporate Secretary

DELTA NATIONAL BANCORP

By:	/s/ Warren E. Wegge
Name:	Warren E. Wegge
Title:	President and Chief Executive Officer

By:	/s/ Toinette Rossi
Name:	Toinette Rossi
Title:	Executive Vice President and Corporate Secretary

ANNEX A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (the “Agreement”), dated as of June 8, 2016, among __________________, a Shareholder (as such term is defined in the Merger Agreement which is, in turn, defined below) (“Shareholder”) of Delta National Bancorp, a California corporation (“DELTA”), Farmers & Merchants Bancorp, a Delaware corporation (“F&M”), and, solely for purposes of the last sentence of Section 9, DELTA.  All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, DELTA and F&M are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which DELTA will merge with and into F&M on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of DELTA Common Stock will be converted into shares of F&M Common Stock in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of DELTA Common Stock identified on Exhibit I hereto (such shares, together with all shares of DELTA Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce F&M to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of DELTA and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                   Agreement to Vote Shares.  Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of DELTA, or in connection with any written consent of the shareholders of DELTA, Shareholder shall:

(a)                  appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)                 vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of DELTA contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

2.                   Transfer of Shares.

(a)                 Prohibition on Transfers of Shares; Other Actions.  Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement.

(b)                 Transfer of Voting Rights.  Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.                   Representations and Warranties of Shareholder.  Shareholder represents and warrants to and agrees with F&M as follows:

(a)                  Capacity.  Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)                 Binding Agreement.  This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)                  Non-Contravention.  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)                 Ownership.  Shareholder’s Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto.  Shareholder has good and indefeasible title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto.  As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of DELTA Common Stock owned beneficially or of record by Shareholder.  Except as disclosed on Exhibit I hereto, Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement.  For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)                 Consents and Approvals.  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)                  Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.                   No Solicitation.  Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to DELTA, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of DELTA Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that shareholders of DELTA vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement.  Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than F&M with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4.  Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the DELTA Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

5.                   Notice of Acquisitions; Proposals Regarding Prohibited Transactions.  Shareholder hereby agrees to notify F&M promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of DELTA Common Stock or other securities of DELTA of which Shareholder acquires beneficial or record ownership on or after the date hereof.

6.                   Confidentiality and Non-Solicitation.

(a)                 The Shareholder agrees that for a period of two (2) years following the Closing Date, the Shareholder will not, directly or indirectly, either on behalf of himself, herself, or itself or as a principal, manager, agent, consultant, director, advisor, independent contractor, officer, stockholder, partner, investor, lender or employee or in any other similar capacity with a third party:

(i)            solicit for employment (other than general solicitations through newspapers or other media of general circulation not targeted at such employees) any Person who was an employee of DELTA, F&M or their Subsidiaries prior to the Closing; or

(ii)            (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with F&M, its Subsidiaries or any of their Affiliates, to discontinue, reduce or restrict such relationship; or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of DELTA or its Subsidiaries on the date of this Agreement, and/or as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of DELTA, F&M or their Subsidiaries on the date of this Agreement, or as of the Closing Date; or

(iii)         use, reveal, report, publish or disclose any trade and business secret, proprietary and confidential information or DELTA materials. “Trade and Business Secrets” means information, including a formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  “Proprietary and Confidential Information” means trade secrets, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, or other information concerning DELTA’s or its Subsidiaries business activities, customers or employees.  “DELTA Materials” means documents or other media or tangible items that contain or embody proprietary and confidential information or any other information concerning the business, operations or plans of DELTA or its Subsidiaries and its customers and prospective customers, irrespective of who prepared such documents.

(b)                The Shareholder acknowledges and agrees that the business conducted by DELTA and its Subsidiaries is highly competitive and that the covenants made by the Shareholder in this Section 6 are made as a necessary inducement for F&M to enter into the Merger Agreement and to consummate the transactions contemplated thereby.  It is the desire and intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the Laws and public policies of each jurisdiction in which enforcement is sought.  It is expressly understood and agreed that although the Shareholder and F&M each consider the restrictions contained in this Section 6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 6 is unenforceable against any party, the provisions of this Section 6 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

(c)                The Shareholder acknowledges and agrees that the provisions of this Agreement are necessary to protect F&M’s legitimate business interests and to protect the value of F&M’s acquisition of DELTA.  The Shareholder warrants that these provisions will not unreasonably interfere with his or her ability to earn a living or to pursue his or her occupation and the Shareholder has the means to support himself or herself and his or her dependents and the provisions of this Section 6 will not impair such ability in any manner whatsoever.

(d)                 The Shareholder will not, at any time during the two-year period referred to in Subsection 6(a) of this Agreement, disparage F&M, its Subsidiaries or any of its Affiliates, or the business conducted by F&M, its Subsidiaries or any of their Affiliates, or any stockholder, member, director, manager, officer, employee or agent of F&M, its Subsidiaries or any of their Affiliates.

7.                   Specific Performance and Remedies.  Shareholder acknowledges that it will be impossible to measure in money the damage to F&M if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, F&M will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that F&M may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with F&M’s seeking or obtaining such equitable relief.

8.                   Term of Agreement; Termination.

(a)                 The term of this Agreement shall commence on the date hereof.

(b)                 Except for the provisions in Section 6, which shall survive for a period of two (2) years from the Closing Date, if there be one, this Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger.  Upon such termination, except as described above, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

9.                   Stop Transfer Order.  In furtherance of this Agreement, Shareholder hereby authorizes and instructs DELTA to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 8.  DELTA agrees that it shall comply with such stop transfer instructions.

10.                Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11.                Notices.  All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt if sent electronically (Email), and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to F&M to:

Farmers & Merchants Bancorp
111 West Pine Street
Lodi, California 95241
Attention: Kent A. Steinwert, Chairman,
President and Chief Executive Officer
Email:  lwest@fmbonline.com

With a copy to:

Stuart Moore, Attorneys at Law
641 Higuera Street,
Suite 302
San Luis Obispo, CA  93401
Attention:  John F. Stuart, Esq.
Email:  john@stuartmoorelaw.com

If to Shareholder to:

With a copy to:

Horgan, Rosen, Beckham & Coren, L.L.P.
23975 Park Sorrento
Suite 200
Calabasas, CA 91302
Attention: S. Alan Rosen, Esq.
Email:  arosen@hrbc.com

If to DELTA to:

Delta National Bancorp
611 North Main Street
Manteca CA  95336
Attention:  Warren Wegge, President and Chief Executive Officer
Email: wwegge@deltabank.com

With a copy to:

Horgan, Rosen, Beckham & Coren, L.L.P.
23975 Park Sorrento
Suite 200
Calabasas, CA 91302
Attention: S. Alan Rosen, Esq.
Email:  arosen@hrbc.com

12.                Miscellaneous.

(a)                 Severability.  If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)                 Capacity.  The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of DELTA, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of DELTA or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of DELTA.

(c)                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d)                 Headings.  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)                 Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law.  Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(f)                  Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)                 Regulatory Compliance.  Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

13.                Attorney’s Fees.  The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FARMERS & MERCHANTS BANCORP

By:	/s/ Kent A. Steinwert
Name:	Kent A. Steinwert
Title:	Chairman, President and Chief Executive Officer

By:	/s/ Stephen W. Haley
Name:	Stephen W. Haley
Title:	Executive Vice President, Chief Financial
Officer and Corporate Secretary

DELTA NATIONAL BANCORP
(As to Section 9 only)

By:	/s/ Warren E. Wegge
Name:	Warren E. Wegge
Title:	President and Chief Executive Officer

By:	/s/ Toinette Rossi
Name:	Toinette Rossi
Title:	Executive Vice President and Corporate Secretary

SHAREHOLDER

(Signature)

EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder(s)	Number of Shares of DELTA Common Stock Beneficially Owned	Nature of Beneficial Ownership (if other than sole voting power)

ANNEX B

PREFERRED SHAREHOLDER AGREEMENT

PREFERRED SHAREHOLDER AGREEMENT (the “Agreement”), dated as of [*], 2016, among ____________ Rossi, Trustee of [The Toinette Rossi Bank Trust][the Valerie Rossi Bank Trust], a Preferred Shareholder (“Preferred Shareholder” or the “Trust”) of Delta National Bancorp, a California corporation (“DELTA”), Farmers & Merchants Bancorp, a Delaware corporation (“F&M”), and, solely for purposes of the last sentence of Section 6, DELTA.  All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, DELTA and F&M are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which DELTA will merge with and into F&M on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of DELTA Preferred Stock will be converted into cash in the manner set forth therein; and

WHEREAS, Preferred Shareholder owns the shares of DELTA Preferred Stock identified on Exhibit I hereto (such shares, together with all shares of DELTA Preferred Stock subsequently acquired by Preferred Shareholder during the term of this Agreement, being referred to as the “Shares”);

WHEREAS, on even date herewith Preferred Shareholder entered into a Shareholder Agreement in connection with the Merger and nothing contained herein shall be deemed to change or reduce in any manner the Preferred Shareholder’s duties and obligations thereunder; and

WHEREAS, in order to induce F&M to enter into the Merger Agreement, Preferred Shareholder, solely in such Preferred Shareholder’s capacity as a Preferred Shareholder of DELTA and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                   Agreement to Vote Shares.  Preferred Shareholder agrees while this Agreement is in effect, that at any meeting of the Preferred Shareholders of DELTA, or in connection with any written consent of the Preferred Shareholders of DELTA, Preferred Shareholder shall:

(a)                  appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)                 vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Preferred Shareholder or as to which Preferred Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of DELTA contained in the Merger Agreement or of Preferred Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Preferred Shareholder of the Trust’s obligations under this Agreement.

2.                   Transfer or Conversion of Shares.

(a)                  Prohibition on Transfers of Shares; Other Actions.  Preferred Shareholder hereby agrees that while this Agreement is in effect, Preferred Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Preferred Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Preferred Shareholder’s power, authority and ability to comply with and perform the Trust’s covenants and obligations under this Agreement.

(b)                 Transfer of Voting Rights.  Preferred Shareholder hereby agrees that Preferred Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

(c)                 Conversion of Shares.  Preferred Shareholder hereby agrees that, while this Agreement is in effect, Preferred Shareholder shall not convert any Shares into shares of DELTA Common Stock.

3.                   Representations and Warranties of Preferred Shareholder.  Preferred Shareholder represents and warrants to and agrees with F&M as follows:

(a)                 Capacity.  Preferred Shareholder has all requisite capacity and authority to enter into and perform the Trust’s obligations under this Agreement.

(b)                 Binding Agreement.  This Agreement has been duly executed and delivered by Preferred Shareholder and constitutes the valid and legally binding obligation of Preferred Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)                 Non-Contravention.  The execution and delivery of this Agreement by Preferred Shareholder does not, and the performance by Preferred Shareholder of the Trust’s obligations hereunder and the consummation by Preferred Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Preferred Shareholder is a party or by which Preferred Shareholder is bound, or any statute, rule or regulation to which Preferred Shareholder is subject or any other organizational document of Preferred Shareholder.

(d)                 Ownership.  Preferred Shareholder’s Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Preferred Shareholder, except as otherwise disclosed on Exhibit I hereto.  Preferred Shareholder has good and indefeasible title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto.  As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of DELTA Preferred Stock owned beneficially or of record by Preferred Shareholder.  Preferred Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Preferred Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Preferred Shareholder and owned beneficially or of record by the Preferred Shareholder during the term of this Agreement.  For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)                Consents and Approvals.  The execution and delivery of this Agreement by Preferred Shareholder does not, and the performance by Preferred Shareholder of the Trust’s obligations under this Agreement and the consummation by the Trust of the transactions contemplated hereby will not, require Preferred Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)                 Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of Preferred Shareholder, threatened against or affecting Preferred Shareholder or any of the Trust’s affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Preferred Shareholder to perform the Trust’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.                   Specific Performance and Remedies.  Preferred Shareholder acknowledges that it will be impossible to measure in money the damage to F&M if Preferred Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, F&M will not have an adequate remedy at law. Accordingly, Preferred Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that F&M may have an adequate remedy at law. Preferred Shareholder agrees that Preferred Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with F&M’s seeking or obtaining such equitable relief.

5.                   Term of Agreement; Termination.

(a)                 The term of this Agreement shall commence on the date hereof.

(b)                 This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger.  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

6.                   Stop Transfer Order.  In furtherance of this Agreement, Preferred Shareholder hereby authorizes and instructs DELTA to enter a stop transfer order with respect to all of Preferred Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 5.  DELTA agrees that it shall comply with such stop transfer instructions.

7.                   Entire Agreement.  Except for the Shareholder Agreement of even date herewith, this Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8.                   Notices.  All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt if sent electronically (Email), and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to F&M to:

Farmers & Merchants Bancorp
111 West Pine Street
Lodi, California 95241
Attention: Kent A. Steinwert, Chairman,
President and Chief Executive Officer
Email:  __________________

With a copy to:

Stuart Moore, Attorneys at Law
641 Higuera Street,
Suite 302
San Luis Obispo, CA  93401
Attention:  John F. Stuart, Esq.
Email:  john@stuartmoorelaw.com

If to Preferred Shareholder to:

_____________ Rossi, Trustee

If to DELTA to:

Delta National Bancorp
611 North Main Street
Manteca CA  95336
Attention:  Warren Wegge, President and Chief Executive Officer
Email: wwegge@deltabank.com

With a copy to:

Horgan, Rosen, Beckham & Coren, L.L.P.
23975 Park Sorrento
Suite 200
Calabasas, CA 91302
Attention: S. Alan Rosen, Esq.
Email:  arosen@hrbc.com

9.                    Miscellaneous.

(a)                 Severability.  If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)                 Capacity.  The covenants contained herein shall apply to Preferred Shareholder solely in the Trust’s capacity as a Preferred Shareholder of DELTA, and no covenant contained herein shall apply to Ms. Rossi in her capacity as a director, officer or employee of DELTA or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Ms. Rossi to comply with her fiduciary duties as a director, officer or employee of DELTA.

(c)                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d)                 Headings.  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)                 Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law.  Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(f)                  Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)                 Regulatory Compliance.  Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

10.                Attorney’s Fees.  The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FARMERS & MERCHANTS BANCORP

By:	/s/ Kent A. Steinwert
Name:	Kent A. Steinwert
Title:	Chairman, President and Chief Executive Officer

By:	/s/ Stephen W. Haley
Name:	Stephen W. Haley
Title:	Executive Vice President, Chief Financial
Officer and Corporate Secretary

DELTA NATIONAL BANCORP
(As to Section 6)

By:	/s/ Warren E. Wegge
Name:	Warren E. Wegge
Title:	President and Chief Executive Officer

By:	/s/ Toinette Rossi
Name:	Toinette Rossi
Title:	Executive Vice President and Corporate Secretary

PREFERRED SHAREHOLDER

________________________________, Trustee
(Signature)

EXHIBIT I

PREFERRED SHAREHOLDER AGREEMENT
Name of Preferred Shareholder	Shares of DELTA Preferred Stock Beneficially Owned

[Toinette][Valerie] Rossi, Trustee	55,000
[The Toinette Rossi Bank Trust]
[Valerie Rossi Bank Trust]

ANNEX C

CERTIFICATE OF MERGER

MERGING

DELTA NATIONAL BANCORP, a California corporation

WITH AND INTO

FARMERS & MERCHANTS BANCORP, a Delaware Corporation

 Pursuant to the provisions of Section 252(c) of the Delaware General Corporation Law (the “DGCL”), the undersigned hereby certifies as follows concerning the merger (the “Merger”) of Delta National Bancorp, a California corporation, with and into Farmers & Merchants Bancorp, a Delaware corporation (collectively, the “Constituent Corporations”), with Farmers & Merchants Bancorp as the surviving corporation (in such capacity, the “Surviving Corporation”).

FIRST:  An Agreement and Plan of Reorganization, dated as of [*], 2016 (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 252(c) of the DGCL.

SECOND:  The name of the Surviving Corporation (the “Surviving Corporation”) shall be Farmers & Merchants Bancorp, a Delaware corporation.

THIRD:  The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Farmer & Merchants Bancorp, as amended and in effect at the effective time of the Merger.

FOURTH:  The Merger is to become effective at the time of the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH:  The executed Merger Agreement is on file at an office of the Surviving Corporation, which is located at 111 West Pine Street, Lodi, California 95241.

SIXTH:  A copy of the Merger Agreement will be furnished by Surviving Corporation on request, and without cost, to any stockholder of any Constituent Corporation.

SEVENTH:  The authorized capital stock of Delta National Bancorp is comprised of 5,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value, of which [*] shares have been designated as 5.5% Non-Cumulative Perpetual Preferred Stock.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Certificate of Merger to be duly executed by their respective authorized officers and filed in accordance with Section 252(c) of the DGCL as of _________________ [___], 2016.

FARMERS & MERCHANTS BANCORP

By:
Name:	Kent A. Steinwert
Title:	Chairman, President and Chief Executive Officer

DELTA NATIONAL BANCORP

By:
Name:	Warren E. Wegge
Title:	President and Chief Executive Officer

ANNEX D

FORM OF
BANK MERGER AGREEMENT

Bank Merger Agreement, dated as of ____________, 2016 (“Bank Merger Agreement”), by and between Delta Bank, National Association (“DELTA Bank”) and Farmers & Merchants Bank of Central California (“F&M Bank”).

WITNESSETH:

WHEREAS, DELTA Bank is a national banking association chartered under the laws of the United States and a wholly-owned subsidiary of Delta Bancorp, a California corporation (“DELTA”), which has its principal place of business in Manteca, California; and

WHEREAS, F&M Bank is a California-chartered bank and a wholly-owned subsidiary of Farmers & Merchants Bancorp, Inc. (“F&M”), which has its principal place of business in Lodi, California; and

WHEREAS, F&M and DELTA have entered into an Agreement and Plan of Reorganization, dated as of [*], 2016 (the “Agreement”), pursuant to which DELTA will merge with and into F&M, with F&M as the surviving corporation (the “Parent Merger”); and

WHEREAS, the Boards of Directors of DELTA Bank and F&M Bank have approved and deemed it advisable to consummate the merger provided for herein in which DELTA Bank would merge with and into F&M Bank on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                  The Merger.  Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time (as defined in Section 15 below), DELTA Bank shall merge with and into F&M Bank (the “Merger”) under the laws of the State of California and of the United States.  F&M Bank shall be the surviving corporation of the Merger (the “Surviving Bank”) and the separate existence of DELTA Bank shall cease.

2.                  Articles of Incorporation and Bylaws.  The Articles of Incorporation and the Bylaws of F&M Bank in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

3.                  Name; Offices.  The name of the Surviving Bank shall be “Farmers & Merchants Bank of Central California.”  The main office of the Surviving Bank shall be the main office of F&M Bank immediately prior to the Effective Time.  All branch offices of DELTA Bank and F&M Bank which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by DELTA Bank and F&M Bank and applicable regulatory authorities after the date hereof.

4.                   Directors and Executive Officers.  The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of F&M Bank immediately prior to the Merger.

5.                   Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

(a)                 all rights, franchises and interests of DELTA Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by DELTA Bank immediately prior to the Effective Time; and

(b)                 the Surviving Bank shall be liable for all liabilities of DELTA Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of DELTA Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

6.                   Effect on Shares of Stock.

(a)                 DELTA Bank.  As of the Effective Time, each share of DELTA Bank common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without consideration.  Any shares of DELTA Bank common stock held in the treasury of DELTA Bank prior to the Effective Time shall be retired and cancelled.

(b)                 F&M Bank.  Each share of the F&M Bank’s common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

7.                  Counterparts.  This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

8.                   Governing Law.  This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

9.                   Amendment.  Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of F&M Bank and DELTA Bank at any time prior to the Effective Time.

10.               Waiver.  Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

11.               Assignment.  This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party.

12.               Termination.  This Bank Merger Agreement shall terminate upon the termination of the Agreement prior to the Effective Time in accordance with its terms. The Bank Merger Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by DELTA Bank and F&M Bank.

13.               Conditions Precedent.  The obligations of the parties under this Bank Merger Agreement shall be subject to (i) receipt of approval of the Merger from all governmental and bank regulatory authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of DELTA Bank as offices of F&M Bank;  (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time and (iv) any required notice filings with the Office of the Comptroller of the Currency.

14.               Procurement of Approvals. DELTA Bank and F&M Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable laws and regulations.

15.               Effectiveness of Merger.  The Merger shall become effective on the date and at the time that this Bank Merger Agreement, as certified by the California Secretary of State, is filed with the California Department of Business Oversight - Division of Financial Institutions, or as set forth in such filing (the “Effective Time”).

16.               Entire Agreement. Except as otherwise set forth in this Bank Merger Agreement and the Agreement, the Agreement and this Bank Merger Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  To the extent of a conflict between the terms of the Agreement and the terms of this Bank Merger Agreement, the terms of the Agreement shall control.

IN WITNESS WHEREOF, each of F&M Bank and DELTA Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA BANK

By:
Name:	Kent A. Steinwert
Title:	Chairman, President and Chief Executive Officer

By:
Name:	Stephen W. Haley
Title:	Executive Vice President, Chief Financial
Officer and Corporate Secretary

DELTA BANK, NATIONAL ASSOCIATION

By:
Name:	Warren E. Wegge
Title:	President and Chief Executive Officer

By:
Name:	Toinette Rossi
Title:	Executive Vice President and Corporate Secretary

ANNEX E
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, dated as of this __ day of [*], 2016 ("Effective Date"), is made by and between Toinette Rossi (“Consultant”) and Farmers & Merchants Bank of Central California, a California banking corporation (the “Bank”) in connection with the merger (“Merger”) of Delta National Bancorp (“Delta”) with and into Farmers & Merchants Bancorp.

1.	Services Provided. Consultant agrees to be available to provide consulting services to the Bank, and such services shall include, but not necessarily be limited to, (i) providing historical context regarding the products, customers and operations of Delta; (ii) assisting with the integration of the operations of the two institutions, (iii) transitioning existing client relationships; and (iv) representing the Bank in the community. Consultant shall have no obligation to perform more than 80 hours of services per month hereunder.

2.	Term. The initial term of this Agreement shall commence on the closing date of the Merger, and shall expire twelve months thereafter. The parties expressly acknowledge and agree, however, that the Bank shall have no obligation, under this Agreement or otherwise, to request services from Consultant during the Term.

3.	Compensation. As compensation for services hereunder, the Bank shall pay Consultant at the rate of $4,000.00 per month payable on the last business day of the month.

4.	Reimbursement for Expenses. Bank will timely reimburse Consultant for all reasonable business related out-of-pocket expenses incurred in connection with Consultant’s provision of services pursuant to this Agreement.

5.	Ownership of Work Product. All records, databases, forms, summaries, information, data, computer programs and other material (i) originated or prepared by the Bank and delivered to Consultant or (ii) originated by the Consultant in the performance of the services hereunder (the "Bank Materials") shall remain the exclusive property of the Bank, and Consultant shall acquire no right, title or interest in any such Bank Materials. Consultant shall not disclose Bank Materials to third parties without the prior written consent of the Bank and shall return all copies of Bank Materials to the Bank promptly upon completion of the services or upon the Bank's request.

Consultant acknowledges and agrees that all worldwide right, title and interest in and to any and all work product, works of authorship (including but not limited to computer pro-grams, software, logic design, and documentation), trademarks, methods of doing business, sound recordings, pictorial reproductions, drawings, graphic representations, deliverables, improvements, innovations, discoveries and inventions conceived, made or reduced to practice while performing services under this Agreement (collectively, the “Work Product”) shall be the sole property of the Bank.  Consultant hereby agrees to assign, and does hereby assign, to the Bank all worldwide right, title and interest in and to the Work Product, including, without limitation, all patent rights, trademarks, service marks, copyrights, trade secret rights and other proprietary rights (collectively “Intellectual Property”).  During and after the term of this Agreement, Consultant shall, upon the Bank’s request, execute additional documentation confirming the Bank’s sole ownership of the Work Product and its underlying Intellectual Property; to the extent Consultant does not do so, Consultant hereby authorizes officers of the Bank to sign such documents on Consultant’s behalf.

1

ANNEX E
To the extent that Consultant has intellectual property rights of any kind in any pre-existing works which are incorporated in any Bank Materials or Work Product produced in rendering services under this Agreement, Consultant hereby grants the Bank a royalty-free, irrevocable, worldwide, perpetual, non-exclusive license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, license, disclose, publish, or otherwise disseminate or transfer such subject matter.

Consultant represents and warrants that the Bank Materials will not infringe or misappropriate any United States copyright, trademark, patent, or the trade secrets of any third persons. Consultant shall indemnify the Bank and hold it harmless from and all claims, damages, losses and expenses, including reasonable attorney’s fees, arising out of or resulting from any action by a third party against the Bank that is based on any claims that any Bank Materials provided under this Agreement infringe a patent, a copyright or any other proprietary right or violate a trade secret of any person or entity.  Upon being notified of such a claim, Consultant shall (i) defend through litigation or obtain through negotiation the right of the Bank to continue using the Bank Materials; (ii) rework the Bank Materials so as to make them non-infringing while preserving the original functionality, or (iii) replace the Bank Materials with functionally equivalent materials. If none of the foregoing alternatives provide an adequate remedy, the Bank may terminate all or any part of this Agreement, recover amounts paid hereunder with respect to the infringing Bank Materials, and recover from Consultant all damages suffered by the Bank as a result of the infringement, including without limitation all fees and costs incurred in defending the infringement claim, all amounts paid to settle or satisfy any judgment resulting from the infringement claim, and expenses incurred and lost profits resulting from loss of use of the Bank Materials.

All decisions with respect to the time, manner, form and extent of publication or other use or exploitation of the Bank Materials or Work Product shall rest exclusively with the Bank.

6.	Confidentiality. In performing services pursuant to this Agreement, Consultant acknowledges (i) the highly competitive nature of the business and the industry in which the Bank competes; (ii) that as a senior level consultant to the Bank she has participated in and will continue to participate in the service of current customers and/or the solicitation of prospective customers, through which, among other things, Consultant has obtained and will continue to obtain knowledge of the “know-how” and business practices of the Bank, in which matters the Bank has a substantial proprietary interest; (iii) that her rendering of services hereunder renders the performance of services which are special, unique, extraordinary and intellectual in character, and her position with the Bank placed and places her in a position of confidence and trust with the customers and employees of the Bank; and (iv) that her rendering of services to the customers of the Bank necessarily requires the disclosure to Consultant of Trade and Business Secrets, Proprietary and Confidential Information, and Bank Materials of the Bank. In the course of Consultant’s work with the Bank, Consultant has and will continue to develop a personal relationship with the customers and prospective customers of the Bank and a knowledge of those customers’ and prospective customers’ affairs and requirements, and the relationship of the Bank with its established clientele has been, and will continue to be, placed in Consultant’s hands in confidence and trust. Consultant consequently agrees that it is a legitimate interest of the Bank, and reasonable and necessary for the protection of the confidential information, goodwill and business of the Bank, which is valuable to the Bank, that Consultant make the covenants contained herein. Accordingly, Employee agrees that during the period that she is a Consultant for the Bank, unless in the normal course of business, she shall not, as an individual, employee, consultant, independent contractor, partner, shareholder, or in association with any other person, business or enterprise, directly or indirectly, and regardless of the reason for him/her ceasing to be a Consultant to the Bank, engage in the following:

2

ANNEX E
Consultant agrees that she will not directly or indirectly reveal, report, publish or disclose to any person, firm, or corporation not expressly authorized in writing by the Bank’s Board of Directors to receive any Trade and Business Secret, Proprietary and Confidential Information or Bank Materials.  Consultant further agrees that she will not use any Trade and Business Secret, Proprietary and Confidential Information and/or Bank Materials for any purpose except to perform her consulting duties for the Bank and such Trade and Business Secret, Proprietary and Confidential Information and/or Bank Materials may not be used or disclosed by Consultant for her own benefit or purpose or for the benefit or purpose of a subsequent employer.  These agreements will continue to apply after Consultant is no longer consulting for the Bank so long as such Trade and Business Secrets, Proprietary and Confidential Information and Bank Materials are not nor have become, by legitimate means, generally known to the public.
For purposes of this Agreement section, the following terms are defined as:

A.                 TRADE AND BUSINESS SECRETS means information, including a formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

B.                   PROPRIETARY AND CONFIDENTIAL INFORMATION means trade secrets, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, or other information concerning the Bank’s:

(i) Business Activities, including but not limited to: actual or anticipated strategic plans and initiatives; marketing plans, advertising and collateral materials; new product development plans; competitor analyses; analyses of internal financial performance; financial forecasts and budgets; customer and prospect strategies and lists; proprietary designs of facilities and other delivery systems and processes; and any similar information to which Consultant has access by virtue of performing her duties for the Bank.

3

ANNEX E
(ii) Customers, including but not limited to: information about  the Bank’s customers or prospective customers, such as the customer’s or prospect’s key decision-makers; customer preferences; customer strategies; terms of any contractual arrangements with the Bank; business considerations; loan, deposit and other product and service pricing, terms and conditions, repayment structures, fee arrangements, structure of guarantees from other entities; and any similar information to which Consultant has access by virtue of performing her duties for the Bank.

(iii) Employees, including but not limited to: names of and contact information for the Bank’s employees; their compensation, incentive plans, retirement plans, terms of employment, areas of expertise, projects, and experience; and any similar information to which Consultant has access by virtue of performing her duties for the Bank.

“Proprietary and Confidential Information” includes any information, in whatever form or format, including that which has not been memorialized in writing.

C.                  BANK MATERIALS means documents or other media or tangible items that contain or embody PROPRIETARY AND CONFIDENTIAL INFORMATION or any other information concerning the business, operations or plans of the Bank and its customers and prospective customers, whether such documents have been prepared by Consultant, by Bank or by others.  BANK MATERIALS include, but are not limited to blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, photographs of proprietary information or documents on cell phones, iPads or other electronic devices, photocopies of proprietary information or documents, emails, text messages, tapes or printouts, sound recordings and other printed, typewritten, handwritten or computer generated documents, as well as samples, prototypes, product collateral materials, advertising materials, models, products and the like.

7.	Service Warranties. Consultant warrants and represents to the Bank that all services provided under this Agreement shall be performed in a timely and professional manner and that Consultant is competent, qualified and experienced to the extent necessary to perform such services.

8.	Independent Contractor. This Agreement does not establish an employer-employee relationship with the Bank. Consultant is for all purposes an independent contractor. Consultant will not be entitled to any benefits available to Bank employees, including, but not limited to, medical, unemployment, vacation and pension benefits. Consultant shall be responsible for all employment-related taxes pursuant to the requirements of applicable local, state and federal regulation.

4

ANNEX E
9.	Insurance: Consultant understands and agrees that as an independent contractor, Consultant is responsible for maintaining adequate insurance coverage for Consultant. Adequate insurance coverage shall, at all minimum, include any mandated benefits/labor insurance, including Workers’ Compensation, comprehensive general liability, including broad form contractual liability, and automobile liability insurance for the operator of all motor vehicles used in the performance of this Agreement.

10.	Restrictions on Promotion. Consultant agrees that Consultant will not use the Bank’s name in any promotion or advertising of Consultant’s services without the Bank’s written permission. Consultant agrees that Consultant will not use the performance of services under this Agreement, Consultant’s affiliation with the Bank, or any Bank facilities, systems, sites, information or contacts for marketing or promotion of Consultant or Consultant’s services, or for the direct solicitation of business without the Bank’s written permission.

11.	Compliance with Laws and Rules. Consultant agrees to comply fully with any and all of the Bank’s reasonable rules and regulations that relate to any of Consultant's activities as to which Consultant has been given advance notice. Consultant shall secure and maintain in force all licenses and permits required of Consultant by law or regulation, (including any required business license), and shall fully comply with all federal, state and local laws, ordinances and regulations applicable to Consultant.

12.	Consultant’s Other Agreements and Conflicts of interest. Consultant represents that performance under this Agreement does not and will not breach any agreement that Consultant has with any third party. Consultant represents that there are no other agreements, written or oral, conveying to any third party any rights in any research or other work to be conducted by Consultant under this Agreement. During the term of this Agreement, except for ordinary customer relationships, Consultant will not enter into any contracts with or do business (including, but not limited to, acting as an employee, consultant, advisor, board member or controlling shareholder) with any financial institution whose deposits are insured by a governmental agency, including credit unions.

13.	Return of Bank Property. Consultant agrees to return all Bank property to the Bank promptly upon termination of this Agreement or on demand. This includes, without limitation, originals and copies of all records, papers, manuals, drawings, and documents which are created or received in connection with the performance of services under this Agreement, whether or not such materials contain confidential information, as well as all tangible Bank property, including, but not limited to, keys and passes, credit cards, computer hardware and software. It also includes all data stored electronically related to the Bank, its business or its customers, including, without limitation, all electronically stored confidential information. Consultant further agrees to not store any personal information or information unrelated to her services hereunder on any computer, laptop, PDA, telephone or other electronic device or storage media supplied by the Bank to Consultant.

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ANNEX E
14.	Assignment. This Agreement may not be assigned in whole or in part by Consultant without the express written consent of the Bank.

15.	Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to their Consulting relationship, and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof, and may not be changed except in a writing signed by the parties. No representation, promise, inducement or statement of intention has been made by either party which is not embodied herein.

16.	Waiver. No provision of this Agreement shall be deemed waived, amended or modified by either party, unless such waiver, amendment or modification is in writing and is signed by the party against whom it is sought to be enforced.

17.	Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

18.	Choice of Law. This Agreement shall be governed by the laws of the State of California.

19.	Termination. At the end of the initial 12 month term, either party may terminate this Agreement, with or without cause, upon 30 days’ written notice. Upon such notice, Consultant shall cease rendering all services except those which the Bank and Consultant mutually agree in writing should be performed to ensure an orderly winding down of the services by Consultant and transition to the Bank or another vendor selected by the Bank.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

Farmers & Merchants Bank of Central California

By
Name: Kent A. Steinwert
Title: Chairman, President and C.E.O.

CONSULTANT

Toinette Rossi

6

ANNEX E
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, dated as of this __ day of [*], 2016 ("Effective Date"), is made by and between Valerie Rossi (“Consultant”) and Farmers & Merchants Bank of Central California, a California banking corporation (the “Bank”) in connection with the merger (“Merger”) of Delta National Bancorp (“Delta”) with and into Farmers & Merchants Bancorp.

1.	Services Provided. Consultant agrees to be available to provide consulting services to the Bank, and such services shall include, but not necessarily be limited to, (i) providing historical context regarding the products, customers and operations of Delta; (ii) assisting with the integration of the operations of the two institutions, (iii) transitioning existing client relationships; and (iv) representing the Bank in the community. Consultant shall have no obligation to perform more than 80 hours of services per month hereunder.

2.	Term. The initial term of this Agreement shall commence on the closing date of the Merger, and shall expire twelve months thereafter. The parties expressly acknowledge and agree, however, that the Bank shall have no obligation, under this Agreement or otherwise, to request services from Consultant during the Term.

3.	Compensation. As compensation for services hereunder, the Bank shall pay Consultant at the rate of $4,000.00 per month payable on the last business day of the month.

4.	Reimbursement for Expenses. Bank will timely reimburse Consultant for all reasonable business related out-of-pocket expenses incurred in connection with Consultant’s provision of services pursuant to this Agreement.

5.	Ownership of Work Product. All records, databases, forms, summaries, information, data, computer programs and other material (i) originated or prepared by the Bank and delivered to Consultant or (ii) originated by the Consultant in the performance of the services hereunder (the "Bank Materials") shall remain the exclusive property of the Bank, and Consultant shall acquire no right, title or interest in any such Bank Materials. Consultant shall not disclose Bank Materials to third parties without the prior written consent of the Bank and shall return all copies of Bank Materials to the Bank promptly upon completion of the services or upon the Bank's request.

Consultant acknowledges and agrees that all worldwide right, title and interest in and to any and all work product, works of authorship (including but not limited to computer pro-grams, software, logic design, and documentation), trademarks, methods of doing business, sound recordings, pictorial reproductions, drawings, graphic representations, deliverables, improvements, innovations, discoveries and inventions conceived, made or reduced to practice while performing services under this Agreement (collectively, the “Work Product”) shall be the sole property of the Bank.  Consultant hereby agrees to assign, and does hereby assign, to the Bank all worldwide right, title and interest in and to the Work Product, including, without limitation, all patent rights, trademarks, service marks, copyrights, trade secret rights and other proprietary rights (collectively “Intellectual Property”).  During and after the term of this Agreement, Consultant shall, upon the Bank’s request, execute additional documentation confirming the Bank’s sole ownership of the Work Product and its underlying Intellectual Property; to the extent Consultant does not do so, Consultant hereby authorizes officers of the Bank to sign such documents on Consultant’s behalf.

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ANNEX E
To the extent that Consultant has intellectual property rights of any kind in any pre-existing works which are incorporated in any Bank Materials or Work Product produced in rendering services under this Agreement, Consultant hereby grants the Bank a royalty-free, irrevocable, worldwide, perpetual, non-exclusive license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, license, disclose, publish, or otherwise disseminate or transfer such subject matter.

Consultant represents and warrants that the Bank Materials will not infringe or misappropriate any United States copyright, trademark, patent, or the trade secrets of any third persons. Consultant shall indemnify the Bank and hold it harmless from and all claims, damages, losses and expenses, including reasonable attorney’s fees, arising out of or resulting from any action by a third party against the Bank that is based on any claims that any Bank Materials provided under this Agreement infringe a patent, a copyright or any other proprietary right or violate a trade secret of any person or entity.  Upon being notified of such a claim, Consultant shall (i) defend through litigation or obtain through negotiation the right of the Bank to continue using the Bank Materials; (ii) rework the Bank Materials so as to make them non-infringing while preserving the original functionality, or (iii) replace the Bank Materials with functionally equivalent materials. If none of the foregoing alternatives provide an adequate remedy, the Bank may terminate all or any part of this Agreement, recover amounts paid hereunder with respect to the infringing Bank Materials, and recover from Consultant all damages suffered by the Bank as a result of the infringement, including without limitation all fees and costs incurred in defending the infringement claim, all amounts paid to settle or satisfy any judgment resulting from the infringement claim, and expenses incurred and lost profits resulting from loss of use of the Bank Materials.

All decisions with respect to the time, manner, form and extent of publication or other use or exploitation of the Bank Materials or Work Product shall rest exclusively with the Bank.

6.	Confidentiality. In performing services pursuant to this Agreement, Consultant acknowledges (i) the highly competitive nature of the business and the industry in which the Bank competes; (ii) that as a senior level consultant to the Bank she has participated in and will continue to participate in the service of current customers and/or the solicitation of prospective customers, through which, among other things, Consultant has obtained and will continue to obtain knowledge of the “know-how” and business practices of the Bank, in which matters the Bank has a substantial proprietary interest; (iii) that her rendering of services hereunder renders the performance of services which are special, unique, extraordinary and intellectual in character, and her position with the Bank placed and places her in a position of confidence and trust with the customers and employees of the Bank; and (iv) that her rendering of services to the customers of the Bank necessarily requires the disclosure to Consultant of Trade and Business Secrets, Proprietary and Confidential Information, and Bank Materials of the Bank. In the course of Consultant’s work with the Bank, Consultant has and will continue to develop a personal relationship with the customers and prospective customers of the Bank and a knowledge of those customers’ and prospective customers’ affairs and requirements, and the relationship of the Bank with its established clientele has been, and will continue to be, placed in Consultant’s hands in confidence and trust. Consultant consequently agrees that it is a legitimate interest of the Bank, and reasonable and necessary for the protection of the confidential information, goodwill and business of the Bank, which is valuable to the Bank, that Consultant make the covenants contained herein. Accordingly, Employee agrees that during the period that she is a Consultant for the Bank, unless in the normal course of business, she shall not, as an individual, employee, consultant, independent contractor, partner, shareholder, or in association with any other person, business or enterprise, directly or indirectly, and regardless of the reason for him/her ceasing to be a Consultant to the Bank, engage in the following:

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ANNEX E
Consultant agrees that she will not directly or indirectly reveal, report, publish or disclose to any person, firm, or corporation not expressly authorized in writing by the Bank’s Board of Directors to receive any Trade and Business Secret, Proprietary and Confidential Information or Bank Materials.  Consultant further agrees that she will not use any Trade and Business Secret, Proprietary and Confidential Information and/or Bank Materials for any purpose except to perform her consulting duties for the Bank and such Trade and Business Secret, Proprietary and Confidential Information and/or Bank Materials may not be used or disclosed by Consultant for her own benefit or purpose or for the benefit or purpose of a subsequent employer.  These agreements will continue to apply after Consultant is no longer consulting for the Bank so long as such Trade and Business Secrets, Proprietary and Confidential Information and Bank Materials are not nor have become, by legitimate means, generally known to the public.

For purposes of this Agreement section, the following terms are defined as:

A.            TRADE AND BUSINESS SECRETS means information, including a formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

B.             PROPRIETARY AND CONFIDENTIAL INFORMATION means trade secrets, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, or other information concerning the Bank’s:

(i)   Business Activities, including but not limited to: actual or anticipated strategic plans and initiatives; marketing plans, advertising and collateral materials; new product development plans; competitor analyses; analyses of internal financial performance; financial forecasts and budgets; customer and prospect strategies and lists; proprietary designs of facilities and other delivery systems and processes; and any similar information to which Consultant has access by virtue of performing her duties for the Bank.

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ANNEX E
(ii)  Customers, including but not limited to: information about  the Bank’s customers or prospective customers, such as the customer’s or prospect’s key decision-makers; customer preferences; customer strategies; terms of any contractual arrangements with the Bank; business considerations; loan, deposit and other product and service pricing, terms and conditions, repayment structures, fee arrangements, structure of guarantees from other entities; and any similar information to which Consultant has access by virtue of performing her duties for the Bank.

(iii) Employees, including but not limited to: names of and contact information for the Bank’s employees; their compensation, incentive plans, retirement plans, terms of employment, areas of expertise, projects, and experience; and any similar information to which Consultant has access by virtue of performing her duties for the Bank.

“Proprietary and Confidential Information” includes any information, in whatever form or format, including that which has not been memorialized in writing.

C.             BANK MATERIALS means documents or other media or tangible items that contain or embody PROPRIETARY AND CONFIDENTIAL INFORMATION or any other information concerning the business, operations or plans of the Bank and its customers and prospective customers, whether such documents have been prepared by Consultant, by Bank or by others.  BANK MATERIALS include, but are not limited to blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, photographs of proprietary information or documents on cell phones, iPads or other electronic devices, photocopies of proprietary information or documents, emails, text messages, tapes or printouts, sound recordings and other printed, typewritten, handwritten or computer generated documents, as well as samples, prototypes, product collateral materials, advertising materials, models, products and the like.

7.	Service Warranties. Consultant warrants and represents to the Bank that all services provided under this Agreement shall be performed in a timely and professional manner and that Consultant is competent, qualified and experienced to the extent necessary to perform such services.

8.	Independent Contractor. This Agreement does not establish an employer-employee relationship with the Bank. Consultant is for all purposes an independent contractor. Consultant will not be entitled to any benefits available to Bank employees, including, but not limited to, medical, unemployment, vacation and pension benefits. Consultant shall be responsible for all employment-related taxes pursuant to the requirements of applicable local, state and federal regulation.

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ANNEX E
9.	Insurance: Consultant understands and agrees that as an independent contractor, Consultant is responsible for maintaining adequate insurance coverage for Consultant. Adequate insurance coverage shall, at all minimum, include any mandated benefits/labor insurance, including Workers’ Compensation, comprehensive general liability, including broad form contractual liability, and automobile liability insurance for the operator of all motor vehicles used in the performance of this Agreement.

10.	Restrictions on Promotion. Consultant agrees that Consultant will not use the Bank’s name in any promotion or advertising of Consultant’s services without the Bank’s written permission. Consultant agrees that Consultant will not use the performance of services under this Agreement, Consultant’s affiliation with the Bank, or any Bank facilities, systems, sites, information or contacts for marketing or promotion of Consultant or Consultant’s services, or for the direct solicitation of business without the Bank’s written permission.

11.	Compliance with Laws and Rules. Consultant agrees to comply fully with any and all of the Bank’s reasonable rules and regulations that relate to any of Consultant's activities as to which Consultant has been given advance notice. Consultant shall secure and maintain in force all licenses and permits required of Consultant by law or regulation, (including any required business license), and shall fully comply with all federal, state and local laws, ordinances and regulations applicable to Consultant.

12.	Consultant’s Other Agreements and Conflicts of interest. Consultant represents that performance under this Agreement does not and will not breach any agreement that Consultant has with any third party. Consultant represents that there are no other agreements, written or oral, conveying to any third party any rights in any research or other work to be conducted by Consultant under this Agreement. During the term of this Agreement, except for ordinary customer relationships, Consultant will not enter into any contracts with or do business (including, but not limited to, acting as an employee, consultant, advisor, board member or controlling shareholder) with any financial institution whose deposits are insured by a governmental agency, including credit unions.

13.	Return of Bank Property. Consultant agrees to return all Bank property to the Bank promptly upon termination of this Agreement or on demand. This includes, without limitation, originals and copies of all records, papers, manuals, drawings, and documents which are created or received in connection with the performance of services under this Agreement, whether or not such materials contain confidential information, as well as all tangible Bank property, including, but not limited to, keys and passes, credit cards, computer hardware and software. It also includes all data stored electronically related to the Bank, its business or its customers, including, without limitation, all electronically stored confidential information. Consultant further agrees to not store any personal information or information unrelated to her services hereunder on any computer, laptop, PDA, telephone or other electronic device or storage media supplied by the Bank to Consultant.

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ANNEX E
14.	Assignment. This Agreement may not be assigned in whole or in part by Consultant without the express written consent of the Bank.

15.	Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to their Consulting relationship, and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof, and may not be changed except in a writing signed by the parties. No representation, promise, inducement or statement of intention has been made by either party which is not embodied herein.

16.	Waiver. No provision of this Agreement shall be deemed waived, amended or modified by either party, unless such waiver, amendment or modification is in writing and is signed by the party against whom it is sought to be enforced.

17.	Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

18.	Choice of Law. This Agreement shall be governed by the laws of the State of California.

19.	Termination. At the end of the initial 12 month term, either party may terminate this Agreement, with or without cause, upon 30 days’ written notice. Upon such notice, Consultant shall cease rendering all services except those which the Bank and Consultant mutually agree in writing should be performed to ensure an orderly winding down of the services by Consultant and transition to the Bank or another vendor selected by the Bank.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

Farmers & Merchants Bank of Central California

By
Name: Kent A. Steinwert
Title: Chairman, President and C.E.O.

CONSULTANT

Valerie Rossi

6

ANNEX E
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, dated as of this __ day of [*], 2016 ("Effective Date"), is made by and between Warren Wegge (“Consultant”) and Farmers & Merchants Bank of Central California, a California banking corporation (the “Bank”) in connection with the merger (“Merger”) of Delta National Bancorp (“Delta”) with and into Farmers & Merchants Bancorp.

1.	Services Provided. Consultant agrees to be available to provide consulting services to the Bank, and such services shall include, but not necessarily be limited to, (i) providing historical context regarding the products, customers and operations of Delta; (ii) assisting with the integration of the operations of the two institutions, (iii) transitioning existing client relationships; and (iv) representing the Bank in the community.

2.	Term. This Agreement shall commence on the closing date of the Merger, and continue on a month-to-month basis, until terminated pursuant to the terms of this Agreement. The parties expressly acknowledge and agree, however, that the Bank shall have no obligation, under this Agreement or otherwise, to request services from Consultant during the Term.

3.	Compensation. As compensation for services hereunder, the Bank shall pay Consultant at the rate of $20,000.00 per month payable on the last business day of the month.

4.	Reimbursement for Expenses. Bank will timely reimburse Consultant for all reasonable business related out-of-pocket expenses incurred in connection with Consultant’s provision of services pursuant to this Agreement.

5.	Ownership of Work Product. All records, databases, forms, summaries, information, data, computer programs and other material (i) originated or prepared by the Bank and delivered to Consultant or (ii) originated by the Consultant in the performance of the services hereunder (the "Bank Materials") shall remain the exclusive property of the Bank, and Consultant shall acquire no right, title or interest in any such Bank Materials. Consultant shall not disclose Bank Materials to third parties without the prior written consent of the Bank and shall return all copies of Bank Materials to the Bank promptly upon completion of the services or upon the Bank's request.

Consultant acknowledges and agrees that all worldwide right, title and interest in and to any and all work product, works of authorship (including but not limited to computer pro-grams, software, logic design, and documentation), trademarks, methods of doing business, sound recordings, pictorial reproductions, drawings, graphic representations, deliverables, improvements, innovations, discoveries and inventions conceived, made or reduced to practice while performing services under this Agreement (collectively, the “Work Product”) shall be the sole property of the Bank.  Consultant hereby agrees to assign, and does hereby assign, to the Bank all worldwide right, title and interest in and to the Work Product, including, without limitation, all patent rights, trademarks, service marks, copyrights, trade secret rights and other proprietary rights (collectively “Intellectual Property”).  During and after the term of this Agreement, Consultant shall, upon the Bank’s request, execute additional documentation confirming the Bank’s sole ownership of the Work Product and its underlying Intellectual Property; to the extent Consultant does not do so, Consultant hereby authorizes officers of the Bank to sign such documents on Consultant’s behalf.

1

ANNEX E
To the extent that Consultant has intellectual property rights of any kind in any pre-existing works which are incorporated in any Bank Materials or Work Product produced in rendering services under this Agreement, Consultant hereby grants the Bank a royalty-free, irrevocable, worldwide, perpetual, non-exclusive license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, license, disclose, publish, or otherwise disseminate or transfer such subject matter.

Consultant represents and warrants that the Bank Materials will not infringe or misappropriate any United States copyright, trademark, patent, or the trade secrets of any third persons. Consultant shall indemnify the Bank and hold it harmless from and all claims, damages, losses and expenses, including reasonable attorney’s fees, arising out of or resulting from any action by a third party against the Bank that is based on any claims that any Bank Materials provided under this Agreement infringe a patent, a copyright or any other proprietary right or violate a trade secret of any person or entity.  Upon being notified of such a claim, Consultant shall (i) defend through litigation or obtain through negotiation the right of the Bank to continue using the Bank Materials; (ii) rework the Bank Materials so as to make them non-infringing while preserving the original functionality, or (iii) replace the Bank Materials with functionally equivalent materials. If none of the foregoing alternatives provide an adequate remedy, the Bank may terminate all or any part of this Agreement, recover amounts paid hereunder with respect to the infringing Bank Materials, and recover from Consultant all damages suffered by the Bank as a result of the infringement, including without limitation all fees and costs incurred in defending the infringement claim, all amounts paid to settle or satisfy any judgment resulting from the infringement claim, and expenses incurred and lost profits resulting from loss of use of the Bank Materials.

All decisions with respect to the time, manner, form and extent of publication or other use or exploitation of the Bank Materials or Work Product shall rest exclusively with the Bank.

6.	Confidentiality. In performing services pursuant to this Agreement, Consultant acknowledges (i) the highly competitive nature of the business and the industry in which the Bank competes; (ii) that as a senior level consultant to the Bank he has participated in and will continue to participate in the service of current customers and/or the solicitation of prospective customers, through which, among other things, Consultant has obtained and will continue to obtain knowledge of the “know-how” and business practices of the Bank, in which matters the Bank has a substantial proprietary interest; (iii) that his rendering of services hereunder renders the performance of services which are special, unique, extraordinary and intellectual in character, and his position with the Bank placed and places him/her in a position of confidence and trust with the customers and employees of the Bank; and (iv) that his rendering of services to the customers of the Bank necessarily requires the disclosure to Consultant of Trade and Business Secrets, Proprietary and Confidential Information, and Bank Materials of the Bank. In the course of Consultant’s work with the Bank, Consultant has and will continue to develop a personal relationship with the customers and prospective customers of the Bank and a knowledge of those customers’ and prospective customers’ affairs and requirements, and the relationship of the Bank with its established clientele has been, and will continue to be, placed in Consultant’s hands in confidence and trust. Consultant consequently agrees that it is a legitimate interest of the Bank, and reasonable and necessary for the protection of the confidential information, goodwill and business of the Bank, which is valuable to the Bank, that Consultant make the covenants contained herein. Accordingly, Employee agrees that during the period that he is a Consultant for the Bank, unless in the normal course of business, he/she shall not, as an individual, employee, consultant, independent contractor, partner, shareholder, or in association with any other person, business or enterprise, directly or indirectly, and regardless of the reason for him/her ceasing to be a Consultant to the Bank, engage in the following:

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ANNEX E
Consultant agrees that he/ will not directly or indirectly reveal, report, publish or disclose to any person, firm, or corporation not expressly authorized in writing by the Bank’s Board of Directors to receive any Trade and Business Secret, Proprietary and Confidential Information or Bank Materials.  Consultant further agrees that he will not use any Trade and Business Secret, Proprietary and Confidential Information and/or Bank Materials for any purpose except to perform his consulting duties for the Bank and such Trade and Business Secret, Proprietary and Confidential Information and/or Bank Materials may not be used or disclosed by Consultant for his own benefit or purpose or for the benefit or purpose of a subsequent employer.  These agreements will continue to apply after Consultant is no longer consulting for the Bank so long as such Trade and Business Secrets, Proprietary and Confidential Information and Bank Materials are not nor have become, by legitimate means, generally known to the public.

For purposes of this Agreement section, the following terms are defined as:

A.            TRADE AND BUSINESS SECRETS means information, including a formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

B.             PROPRIETARY AND CONFIDENTIAL INFORMATION means trade secrets, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, or other information concerning the Bank’s:

(i)   Business Activities, including but not limited to: actual or anticipated strategic plans and initiatives; marketing plans, advertising and collateral materials; new product development plans; competitor analyses; analyses of internal financial performance; financial forecasts and budgets; customer and prospect strategies and lists; proprietary designs of facilities and other delivery systems and processes; and any similar information to which Consultant has access by virtue of performing his duties for the Bank.

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ANNEX E
(ii)  Customers, including but not limited to: information about  the Bank’s customers or prospective customers, such as the customer’s or prospect’s key decision-makers; customer preferences; customer strategies; terms of any contractual arrangements with the Bank; business considerations; loan, deposit and other product and service pricing, terms and conditions, repayment structures, fee arrangements, structure of guarantees from other entities; and any similar information to which Consultant has access by virtue of performing his duties for the Bank.

(iii) Employees, including but not limited to: names of and contact information for the Bank’s employees; their compensation, incentive plans, retirement plans, terms of employment, areas of expertise, projects, and experience; and any similar information to which Consultant has access by virtue of performing his duties for the Bank.

“Proprietary and Confidential Information” includes any information, in whatever form or format, including that which has not been memorialized in writing.

C.            BANK MATERIALS means documents or other media or tangible items that contain or embody PROPRIETARY AND CONFIDENTIAL INFORMATION or any other information concerning the business, operations or plans of the Bank and its customers and prospective customers, whether such documents have been prepared by Consultant, by Bank or by others.  BANK MATERIALS include, but are not limited to blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, photographs of proprietary information or documents on cell phones, iPads or other electronic devices, photocopies of proprietary information or documents, emails, text messages, tapes or printouts, sound recordings and other printed, typewritten, handwritten or computer generated documents, as well as samples, prototypes, product collateral materials, advertising materials, models, products and the like.

7.	Service Warranties. Consultant warrants and represents to the Bank that all services provided under this Agreement shall be performed in a timely and professional manner and that Consultant is competent, qualified and experienced to the extent necessary to perform such services.

8.	Independent Contractor. This Agreement does not establish an employer-employee relationship with the Bank. Consultant is for all purposes an independent contractor. Consultant will not be entitled to any benefits available to Bank employees, including, but not limited to, medical, unemployment, vacation and pension benefits. Consultant shall be responsible for all employment-related taxes pursuant to the requirements of applicable local, state and federal regulation.

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ANNEX E
9.	Insurance: Consultant understands and agrees that as an independent contractor, Consultant is responsible for maintaining adequate insurance coverage for Consultant. Adequate insurance coverage shall, at all minimum, include any mandated benefits/labor insurance, including Workers’ Compensation, comprehensive general liability, including broad form contractual liability, and automobile liability insurance for the operator of all motor vehicles used in the performance of this Agreement.

10.	Restrictions on Promotion. Consultant agrees that Consultant will not use the Bank’s name in any promotion or advertising of Consultant’s services without the Bank’s written permission. Consultant agrees that Consultant will not use the performance of services under this Agreement, Consultant’s affiliation with the Bank, or any Bank facilities, systems, sites, information or contacts for marketing or promotion of Consultant or Consultant’s services, or for the direct solicitation of business without the Bank’s written permission.

11.	Compliance with Laws and Rules. Consultant agrees to comply fully with any and all of the Bank’s reasonable rules and regulations that relate to any of Consultant's activities as to which Consultant has been given advance notice. Consultant shall secure and maintain in force all licenses and permits required of Consultant by law or regulation, (including any required business license), and shall fully comply with all federal, state and local laws, ordinances and regulations applicable to Consultant.

12.	Consultant’s Other Agreements and Conflicts of interest. Consultant represents that performance under this Agreement does not and will not breach any agreement that Consultant has with any third party. Consultant represents that there are no other agreements, written or oral, conveying to any third party any rights in any research or other work to be conducted by Consultant under this Agreement. During the term of this Agreement, except for ordinary customer relationships, Consultant will not enter into any contracts with or do business (including, but not limited to, acting as an employee, consultant, advisor, board member or controlling shareholder) with any person, firm or company which would conflict with or impair Consultant’s performance of the services contemplated by this Agreement.

13.	Return of Bank Property. Consultant agrees to return all Bank property to the Bank promptly upon termination of this Agreement or on demand. This includes, without limitation, originals and copies of all records, papers, manuals, drawings, and documents which are created or received in connection with the performance of services under this Agreement, whether or not such materials contain confidential information, as well as all tangible Bank property, including, but not limited to, keys and passes, credit cards, computer hardware and software. It also includes all data stored electronically related to the Bank, its business or its customers, including, without limitation, all electronically stored confidential information. Consultant further agrees to not store any personal information or information unrelated to his services hereunder on any computer, laptop, PDA, telephone or other electronic device or storage media supplied by the Bank to Consultant.

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ANNEX E
14.	Assignment. This Agreement may not be assigned in whole or in part by Consultant without the express written consent of the Bank.

15.	Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to their Consulting relationship, and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof, and may not be changed except in a writing signed by the parties. No representation, promise, inducement or statement of intention has been made by either party which is not embodied herein.

16.	Waiver. No provision of this Agreement shall be deemed waived, amended or modified by either party, unless such waiver, amendment or modification is in writing and is signed by the party against whom it is sought to be enforced.

17.	Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

18.	Choice of Law. This Agreement shall be governed by the laws of the State of California.

19.	Termination. Either party may terminate this Agreement, with or without cause, upon 30 days’ written notice. Upon such notice, Consultant shall cease rendering all services except those which the Bank and Consultant mutually agree in writing should be performed to ensure an orderly winding down of the services by Consultant and transition to the Bank or another vendor selected by the Bank.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

Farmers & Merchants Bank of Central California

By
Name: Kent A. Steinwert
Title: Chairman, President and C.E.O.

CONSULTANT

Warren Wegge

6

ANNEX F

POST-CLOSING SHAREHOLDER AGREEMENT

POST-CLOSING SHAREHOLDER AGREEMENT (the “Agreement”), dated as of [*], 2016, between__________________, a shareholder (“Shareholder”) of Delta National Bancorp, a California corporation (“DELTA”), and Farmers & Merchants Bancorp, a Delaware corporation (“F&M”).  All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, DELTA and F&M have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which DELTA will merge with and into F&M on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, among other things, outstanding shares of DELTA Common Stock will be converted into shares of F&M Common Stock in the manner set forth therein; and

WHEREAS, upon the Closing of the Merger, Shareholder will receive shares of F&M Common Stock in exchange for his/her/its DELTA Common Stock (such shares of F&M Common Stock, together with all shares of F&M Common Stock subsequently acquired by Shareholder,  being referred to as the “Shares”); and

WHEREAS, in order to induce F&M to Close the Merger, Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Transfer of Shares.

(a)          Prohibition on Transfers of Shares; Other Actions.  Shareholder hereby agrees that for the eighteen (18) month period following the Effective Date (the “Restricted Period”), Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement.

(b)         Transfer of Voting Rights.  Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares except with F&M or its designated proxy holders.

(c)          Covered Shareholders.  The foregoing provisions of Section 1 shall only apply to Shareholder Valerie Rossi and to Shareholder Toinette Rossi.

2.              Right of First Refusal.

(a)         Notice of Intent to Sell or Transfer; Repurchase Rights:  Except to the extent a transfer is prohibited to a Shareholder in Section 1, in the event Shareholder wishes to sell or transfer any of his/her/its Shares during the ten (10) year period commencing on the Effective Date and ending on the tenth anniversary of such Effective Date  (the “Offered Stock”), he/she/it shall give written notice to F&M of his/her/its desire to sell or transfer the Offered Stock. The written notice shall state (i) the number of shares of his/her/its Shares he/she/it intends to sell or transfer, (ii) the name or names of the prospective buyer or transferee, if any, (iii) the consideration to be received or whether the Offered Stock will be sold in the open market, and (iv) the terms of payment.  If any written proposal or contract for the sale or transfer of such Shares has been executed by Shareholder, a copy thereof shall accompany the notice.

(b)         Option to Repurchase Offered Stock:  F&M shall have the option to repurchase for cash up to all of the Offered Stock for the first fifteen (15) days following the date F&M receives written notice pursuant to Section 2(a) of this Agreement.  The price to be paid by F&M for the Offered Stock shall be the price specified in Shareholder’s written notice to F&M pursuant to Section 2(a) or, if no price is specified because the Offered Stock will be sold on the open market, the price will be the latest closing price of a sale of shares of F&M Common Stock as reported on the OTCQX.  F&M shall not be required to repurchase any Offered Stock.

3.              Restrictions on Shares.

(a)          Restrictions:  To accomplish the purposes of this Agreement, any transfer, sale, assignment, hypothecation, encumbrance or alienation of any of the Shares other than according to the terms of this Agreement, is void and shall transfer no right, title or interest in or to the subject Shares, or any of them, to the purported transferee, buyer, assignee, pledgee or lien holder; provided, however, upon death of a Shareholder, his/her Shares may be transferred in accordance with the laws of decedent, estates and distributions, subject to the transferee of such Shares acknowledging that he/she/it is bound by the provisions of this Agreement.

(b)         Share Certificates:  To further the intent of Section 2(a), each issued and outstanding Share beneficially owned by Shareholder shall hereafter be inscribed with the following legend, among any others required by law:

“The transfer, sale, assignment, hypothecation, encumbrance, or alienation of the shares represented by this certificate is restricted by a Post-Closing Shareholders Agreement.  A copy of the Post-Closing Shareholder Agreement is available for inspection during normal business hours at the principal office of Farmers & Merchants Bancorp.  All the terms and provisions of the Post-Closing Shareholder Agreement are hereby incorporated by reference and made a part of this certificate.”

Upon submission of Shareholder’s share certificates for reissuance any time after the tenth (10th) anniversary of the Effective Date, F&M will cause new share certificates to be issued to Shareholder with the foregoing legend removed and the stop transfer order imposed pursuant to Section 6 shall be terminated.

4.              Representations and Warranties of Shareholder.  Shareholder represents and warrants to and agrees with F&M as follows:

(a)         Capacity.  Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)         Binding Agreement.  This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)          Non-Contravention.  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)          Ownership.  Except as disclosed on Exhibit I to that certain Shareholder Agreement of  dated as of June 8, 2016: (i) Shareholder’s Shares will be, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder; (ii) Shareholder will have good and indefeasible title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance; and (iii) Shareholder has and will have at all times during the term of this Agreement (A) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (B) sole power of disposition, and (C) sole power to agree to the Shares.  For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)          Consents and Approvals.  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)           Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

5.              Specific Performance and Remedies.  Shareholder acknowledges that it will be impossible to measure in money the damage to F&M if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, F&M will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that F&M may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with F&M’s seeking or obtaining such equitable relief.

6.              Stop Transfer Order.  In furtherance of this Agreement, Shareholder hereby authorizes and instructs F&M to enter a stop transfer order with respect to all of Shareholder’s Shares.

7.              Entire Agreement.  Except for that certain Shareholder Agreement, dated as of June 8, 2016, this Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8.              Notices.  All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt if sent electronically (Email), and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to F&M to:

Farmers & Merchants Bancorp
111 West Pine Street
Lodi, California 95241
Attention: Kent A. Steinwert, Chairman,
President and Chief Executive Officer
Email: lwest@fmbonline.com

With a copy to:

Stuart Moore, Attorneys at Law
641 Higuera Street,
Suite 302
San Luis Obispo, CA 93401
Attention: John F. Stuart, Esq.
Email: john@stuartmoorelaw.com

If to Shareholder to:

With a copy to:

Horgan, Rosen, Beckham & Coren, L.L.P.
23975 Park Sorrento
Suite 200
Calabasas, CA 91302
Attention: S. Alan Rosen, Esq.
Email: arosen@hrbc.com

9.             Miscellaneous.

(a)          Severability.  If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(c)         Headings.  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(d)         Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law.  Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(e)         Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(f)          Regulatory Compliance.  Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

10.         Attorney’s Fees.  The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FARMERS & MERCHANTS BANCORP

By:
Name:	Kent A. Steinwert
Title:	Chairman, President and Chief Executive Officer

By:
Name:	Stephen W. Haley
Title:	Executive Vice President, Chief Financial
Officer and Corporate Secretary

SHAREHOLDER

(Signature)